                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 19, 1999





                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)


          North Carolina           340-23520               56-1714315
         (State or other     (Commission File No.)       I.R.S. Employer
           jurisdiction                               Identification Number
        of incorporation)


             4709 Creekstone Drive, Riverbirch Building, Suite 200,
                        Durham, North Carolina 27703-8411
                    (Address of principal executive offices)


                                 (919) 998-2000
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

        In connection with its March 30, 1999 acquisition of ENVOY Corporation and its subsidiaries, March 31, 1999 acquisition of Medlab (Pty) Limited and the assets of the Niehaus & Botha partnership, which acquisitions were accounted for as poolings of interests, Quintiles Transnational Corp. (the "Company") has restated its historical consolidated financial statements and data for the years ended December 31, 1998, 1997 and 1996 and other materials described below. The filing of this Current Report dated July 19, 1999 to restate the Company's historical consolidated financial statements along with its supplemental consolidated financial statements filed on the Current Report on Form 8-K dated July 15, 1999 will comply with the age-of-financial statement rules.

                         Item Description                                 Page
                         ----------------                                 ----

(1) Selected Consolidated Financial Data                                    1

(2) Annual Financial Data of the Company

    a.  Management's Discussion and Analysis of Financial Condition and     2
        Results of Operations

    b.  Consolidated Financial Statements of the Company

        i.   Report of Independent Public Accountants                      12

        ii.  Report of Independent Auditors                                13

        iii. Consolidated Statements of Operations for each of the         14
             three years in the period ended December 31, 1998

        iv.  Consolidated Balance Sheets as of December 31, 1998 and 1997  15

        v.   Consolidated Statements of Shareholders' Equity for each      17
             of the three years in the period ended December 31, 1998

        vi.  Consolidated Statements of Cash Flows for each of the three   18
             years in the period ended December 31, 1998

        vii. Notes to Consolidated Financial Statements                    20

     Information set forth in this report, including Management's Discussion and Analysis of Financial Condition and Results of Operations, contains various "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, which statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "believe," or "continue," or the negative thereof or other variations thereof or comparable terminology.

         The Company cautions that any such forward looking statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward looking statements, including without limitation, the Company's dependence on certain industries and clients, management of its growth, risks associated with acquisitions, risks relating to contract sales services, competition within the industry, the loss or delay of large contracts, dependence on personnel and government regulation and other considerations described in connection with specific forward looking statements, as well as other risk factors described in the Company's filings with the Securities and Exchange Commission.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected Consolidated Statement of Operations Data set forth below for each of the years in the three-year period ending December 31, 1998 and the Consolidated Balance Sheet Data set forth below as of December 31, 1998 and 1997 are derived from the audited consolidated financial statements of the Company and notes thereto, as restated for certain pooling transactions, included in this Current Report on Form 8-K dated July 19, 1999. The selected Consolidated Statement of Operations Data set forth below for the years ended December 1995 and 1994, and the Consolidated Balance Sheet Data set forth below as of December 31, 1996, 1995 and 1994 are derived from the consolidated financial statements of the Company as subsequently restated for certain pooling transactions. The data provided as of March 31, 1999 and 1998 and for the three months ended March 31, 1999 and 1998 are derived from unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999, but in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair statement of results of such periods. The consolidated financial statements of the Company have been restated to reflect material acquisitions by the Company in transactions accounted for as poolings of interests consummated as of March 31, 1999. However, the consolidated financial statements have not been restated to reflect certain other acquisitions accounted for as pooling of interests which were consummated subsequent to March 31, 1999 and where the Company determined that the consolidated financial data would not have been materially different if the pooled companies had been included. For such immaterial pooling of interests transactions, which include three transactions in 1998, one transaction in 1997 and two transactions in 1996, the Company's financial statements for the year of each transaction have been restated to include the pooled companies from January 1 of that year, but the financial statements for years prior to the year of each transaction have not been restated because the effect of such restatement would be immaterial. The selected consolidated financial data presented below should be read in conjunction with the Company's audited consolidated financial statements and notes thereto, as restated herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                             Year Ended December 31,                   Three Months Ended March 31,
                                       --------------------------------------------------------------  ----------------------------
                                          1998          1997       1996 (1,3)     1995 (1)     1994         1999           1998
                                       ----------    ----------    ---------     --------    --------    ----------    ----------
                                                                    (In thousands, except per share data)

Net revenue                            $1,383,714    $1,007,334    $ 705,354     $411,984    $263,988    $  408,098    $  309,068
Income from operations                    149,851        86,637       30,054       25,888      18,167        49,010        30,971
Income before income taxes                145,705        84,032        3,945       24,351      17,198        27,073        30,149
Net income (loss) available for
   common shareholders                     88,031        46,551      (29,686)      12,567      11,310         7,703        18,872
Basic net income (loss) per share            0.86          0.48        (0.33)        0.15        0.15          0.07          0.19
Diluted net income (loss) per share    $     0.81    $     0.44    $   (0.33)    $   0.15    $   0.15    $     0.07    $     0.17
Weighted average shares
   outstanding (2):
   Basic                                  102,486        97,595       89,380       81,152      75,256       107,027       101,499
   Diluted                                108,564       104,828       89,380       83,512      76,280       109,729       108,219

                                                                   As of December 31,                        As of March 31,
                                       --------------------------------------------------------------    ------------------------
                                          1998          1997        1996 (1)     1995 (1)    1994 (1)       1999          1998
                                       ----------    ----------    ---------     --------    --------    ----------    ----------
                                                       (In thousands, except employees)

Cash and cash equivalents              $  155,469    $   89,673    $ 111,798     $ 85,176    $ 56,433    $  197,307    $   61,550
Working capital                           238,890       183,002      148,825       84,447      56,714       279,128       192,489
Total assets                            1,201,679       989,184      716,609      390,185     271,587     1,536,340     1,067,734
Long-term debt including current
   portion                                191,468       186,902      196,654       64,790      23,653       273,388       214,498
Shareholders' equity                   $  643,654    $  513,394    $ 274,778     $181,623    $107,677    $  849,558    $  541,151
Employees                                  16,523        12,567        8,887        5,428       3,800        17,648        13,365

1 Prior to the Company's November 29, 1996 share exchange with Innovex Limited ("Innovex"), Innovex had a fiscal year end of March 31 and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled data presented above for 1994 and 1995 include Innovex's March 31 fiscal year data in combination with the Company's December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the pooled data presented above for 1996 include both Innovex's and the Company's data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31,1996 data are included in the Company's pooled data for both 1995 and 1996.

2 Restated to reflect the two-for-one stock splits of the Company's Common Stock effected as a 100% stock dividend in November 1995 and December 1997.

3 Excluding amortization of certain acquired intangible assets of $16.4 million and non-recurring costs, the 1996 basic and diluted net income per share (unaudited) were $0.26 and $0.23, respectively.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview

Quintiles Transnational Corp. ("Quintiles" or "the Company") is a market leader in providing a full range of integrated product development and commercialization solutions to the global pharmaceutical, biotechnology and medical device industries. The Company is also a leader in providing electronic data interchange ("EDI") and healthcare informatics services to the healthcare market and provides healthcare policy consulting to governments and other organizations worldwide. Based on industry analyst reports, the Company is the largest company in the pharmaceutical outsourcing services industry as ranked by 1998 net revenue; the net revenue of the second largest company was over $650 million less than the Company's 1998 net revenue.

During 1998, the Company completed a number of strategic acquisitions.
Specifically:

On February 2, 1998, the Company acquired Pharma Networks N.V. ("Pharma"), a leading contract sales organization in Belgium. The Company acquired Pharma in exchange for 132,000 shares of the Company's Common Stock. The acquisition of Pharma was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of Pharma.

On February 4, 1998, the Company acquired Technology Assessment Group ("TAG"), a California-based international health outcomes assessment firm that specializes in patient registries and in evaluating the economic, quality-of-life and clinical effects of drug therapies and disease management programs. The Company acquired TAG in exchange for 460,366 shares of the Company's Common Stock. The acquisition of TAG was accounted for as a purchase.

On February 26, 1998, the Company acquired T2A S.A. ("T2A"), a leading French contract sales organization. The Company acquired T2A in exchange for 311,899 shares of the Company's Common Stock. The acquisition of T2A was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include T2A.

On February 27, 1998, the Company acquired More Biomedical Contract Research Organization Ltd. ("More Biomedical"), a contract research organization based in Taiwan. The Company acquired More Biomedical in exchange for 16,600 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests.

On February 27, 1998, ENVOY Corporation ("ENVOY") which was acquired by the Company in March 1999, acquired XpiData, Inc., Professional Office Services, Inc. and Automated Revenue Management, Inc. (collectively "ExpressBill Companies") pursuant to separate agreements and plans of merger for an aggregate of approximately 3.5 million shares of ENVOY common stock (approximately 4.1 million shares of the Company's Common Stock). ExpressBill Companies transactions were accounted for as poolings of interest and as such, the historical financial data includes the results of the ExpressBill Companies.

On May 31, 1998, the Company acquired Crossbox Limited t/a Cardiac Alert ("Cardiac Alert"), a U.K.-based company which provides a centralized electrocardiogram monitoring service for international clinical trials. The Company acquired Cardiac Alert in exchange for 70,743 shares of the Company's Common Stock. The acquisition of Cardiac Alert was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include Cardiac Alert.

On May 31, 1998, the Company acquired ClinData International Pty Limited ("ClinData"), a leading biostatistics and data management company in South Africa. The Company acquired ClinData in exchange for 123,879 shares of the Company's Common Stock. The acquisition of ClinData was accounted for as a pooling of interests.

On August 24, 1998, the Company acquired The Royce Consultancy, Limited ("Royce"), a leading pharmaceutical sales representative recruitment and contract sales organization in the U.K. The Company acquired Royce in exchange for 664,194 shares of the Company's Common Stock. The acquisition of Royce was accounted for as a pooling of interests and as such, all historical financial data have been restated to include Royce.

On September 9, 1998, the Company acquired Data Analysis Systems, Inc. ("DAS"), a New Jersey-based leader in sales force planning and territory organization systems for the pharmaceutical industry. The Company acquired DAS in exchange for 358,897 shares of the Company's Common Stock. The acquisition of DAS was accounted for as a pooling of interests and as such, all historical financial data have been restated to include DAS.

On October 8, 1998, the Company acquired Simirex Inc. and Simirex International Ltd. ("Simirex"), a New Jersey-based provider of clinical packaging services for the U.S. pharmaceutical industry. The Company acquired Simirex in exchange for 383,273 shares of the Company's Common Stock. The acquisition of Simirex was accounted for as a pooling of interests.

On October 12, 1998, the Company acquired Groupe H2V SA ("Serval"), a Paris-based French contract sales and marketing company. The Company acquired Serval in exchange for 77,876 shares of the Company's Common Stock. The acquisition of Serval was accounted for as a purchase.

On October 12, 1998, the Company acquired Q.E.D. International, Inc. ("QED"), a New York-based provider of integrated product marketing and communication services for pharmaceutical companies in the U.S. market. The Company acquired QED in exchange for 523,520 shares of the Company's Common Stock. The acquisition of QED was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include QED.

The Company has made several more strategic acquisitions in the first half of 1999 which include the following pooling of interests transactions:

On March 30, 1999, the Company acquired ENVOY, a Tennessee-based provider of healthcare electronic data interchange and data mining services. The Company acquired ENVOY in exchange for approximately 28,465,160 shares of the Company's Common Stock. Outstanding ENVOY options became options to acquire approximately 3,914,583 shares of the Company's Common Stock. The acquisition of ENVOY was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include ENVOY.

On March 31, 1999, the Company acquired MedLab Pty Ltd. and the assets of the Niehaus & Botha (collectively "N&B"), a South African-based clinical laboratory. The Company acquired N&B in exchange for 271,146 shares of the Company's Common Stock. The acquisition of N&B was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include N&B.

On May 19, 1999, the Company acquired Minerva Medical plc ("Minerva"), a Scotland-based clinical research organization. The Company acquired Minerva in exchange for 1,143,625 shares of the Company's Common Stock. The acquisition of Minerva was accounted for as a pooling of interests. However, the historical financial data included herein have not been restated to include Minerva. The supplemental consolidated financial statements contained within the Current Report on 8-K dated July 15, 1999 reflect, on a supplemental basis, the impact of pooling this transaction.

On June 3, 1999, the Company acquired SMG Marketing Group Inc. ("SMG"), a Chicago-based healthcare market information company. The Company acquired SMG in exchange for 1,170,291 shares of the Company's Common Stock. The acquisition of SMG was accounted for as a pooling of interests. However, the historical financial data included herein have not been restated to include SMG. The supplemental consolidated financial statements contained within the Current Report on 8-K dated July 15, 1999 reflect, on a supplemental basis, the impact of pooling this transaction.

The Company's 1998 financial statements have been restated to include More Biomedical, ClinData, and Simirex from January 1, 1998, but the financial statements for 1997 and prior years have not been restated because the effect of such restatement would be immaterial.


Contract Revenue

The Company considers net revenue, which excludes reimbursed costs, its primary measure of revenue growth. Substantially all net revenue for the product development and commercialization service groups is earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and healthcare companies. Most of the net revenue for the QUINTERNET(TM) informatics service group is earned from providing EDI and transaction processing services to the healthcare market which are generally paid for by the healthcare providers or third party payors. Many of the Company's contracts are fixed price, with some variable components, and range in duration from a few months to several years. The Company is also party to fee-for-service and unit-of-service contracts. The Company recognizes net revenue based upon (1) labor costs expended as a percentage of total labor costs expected to be expended (percentage of completion) for fixed price contracts, (2) contractual per diem or hourly rate basis as work is performed for fee-for-service contracts or (3) completion of units of service or transactions processed for unit-of-service contracts.

The Company's contracts generally provide for price negotiation upon scope of work changes. The Company recognizes revenue related to these scope changes when the underlying services are performed and realization of revenue is assured. Most contracts are terminable upon 15 - 90 days' notice by the customer. In the event of termination, contracts typically require payment for services rendered through the date of termination, as well as subsequent services rendered to close out the contract. Any anticipated losses resulting from contract performance are charged to earnings in the period identified.

Each contract specifies billing and payment procedures. Generally, the procedures require a portion of the contract fee to be paid at the time the project is initiated with subsequent contract billings and payments due periodically over the length of the project's term in accordance with contractual provisions. Revenue recognized in excess of billings is classified as unbilled services, while billings in excess of revenue are classified as unearned income.

The Company reports backlog based on anticipated net revenue from uncompleted projects which have been authorized by the customer through a written contract or otherwise. Backlog does not include anticipated net revenue from the Company's transaction processing services since the contracts do not quantify the volume of transactions to be processed. Using this method of reporting backlog, at December 31, 1998, 1997 and 1996 the backlog was approximately $1.9 billion, $1.1 billion and $736 million, respectively. The Company believes that backlog may not be a consistent indicator of future results because backlog can be affected by a number of factors, including the variable size and duration of projects, many of which are performed over several years, loss or significant delay of contracts, or a change in the scope of a project during the course of a study.


Results of Operations
Year Ended December 31, 1998 Compared with
Year Ended December 31, 1997

Net revenue for the year ended December 31, 1998 was $1.4 billion, an increase of $376.4 million or 37.4% over fiscal 1997 net revenue of $1.0 billion. Growth occurred across each of the Company's geographic regions and each of its major service groups. Factors contributing to the growth included an increase of contract service offerings, the provision of increased services rendered under existing contracts, an increase in the volume of transactions processed and the initiation of services under contracts awarded subsequent to January 1, 1998. Net revenue for the product development group increased 36.8% to $702.8 million for the year ended December 31, 1998 as compared to $513.7 million for the year ended December 31, 1997. Net revenue for the commercialization group increased 39.4% to $496.2 million for the year ended December 31, 1998 as compared to $356.1 million for the year ended December 31, 1997. Net revenue for the QUINTERNET(TM) informatics group increased 34.3% to $184.8 million for the year ended December 31, 1998 as compared to $137.6 million for the year ended December 31, 1997 primarily as a result of the increase in the volume of transactions processed.

Direct costs, which include compensation and related fringe benefits for billable employees, cost of communications and related EDI and transaction processing expenses and other expenses directly related to contracts, were $716.5 million or 51.8% of 1998 net revenue versus $526.1 million or 52.2% of 1997 net revenue.

General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $425.5 million or 30.8% of 1998 net revenue versus $315.4 million or 31.3% of 1997 net revenue. The $110.1 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations and outside services resulting from the Company's growth.

Depreciation and amortization expense was $91.9 million or 6.6% of 1998 net revenue versus $72.7 million or 7.2% of 1997 net revenue. Included is amortization of certain acquired intangible assets of $20.3 million and $20.4 million in 1998 and 1997, respectively. Excluding these expenses, depreciation and amortization expense was $71.6 million or 5.2% of 1998 net revenue versus $52.2 million or 5.2% of 1997 net revenue. The $19.4 million increase is primarily due to the increase in the capitalized asset base of the Company. In 1998, the Company recognized approximately $2.8 million of depreciation expense associated with the first full year of operation for the facility in Bathgate, Scotland and related assets.

Income from operations was $149.9 million or 10.8% of 1998 net revenue versus $86.6 million or 8.6% of 1997 net revenue. Excluding the amortization of certain acquired intangible assets as discussed above and the $6.6 million of 1997 non-recurring costs relating to ENVOY's write-offs of acquired in-process technology discussed below, income from operations was $170.1 million or 12.3% of 1998 net revenue versus $113.7 million or 11.3% of 1997 net revenue. Income from operations for the product development group increased to $79.3 million or 11.3% of 1998 net revenue from $51.6 million or 10.0% of 1997 net revenue. Income from operations for the commercialization group increased to $47.3 million or 9.5% of 1998 net revenue from $37.7 million or 10.6% of 1997 net revenue. Excluding the amortization of certain acquired intangible assets of $20.3 million and $20.4 million in 1998 and 1997, respectively and the 1997 non-recurring costs of $6.6 million, the income from operations for the QUINTERNET(TM) informatics group increased to $43.5 million or 23.5% of 1998 net revenue from $24.4 million or 17.8% of 1997 net revenue. This increase primarily results from the efficiencies realized due to the increase in the volume of transactions processed.

Other expense, which consists primarily of transaction costs and interest, increased to $4.1 million in 1998 from $2.6 million in 1997. Transaction costs included in other expense were $3.5 million in 1998 versus $2.2 million in 1997.

The effective tax rate for 1998 was 39.6% versus a 44.6% rate in 1997. Excluding amortization of certain acquired intangible assets as discussed above, the effective tax rate for 1998 would have been 34.8% versus a 36.0% rate for 1997. The effective tax rate reduction resulted from the reversal of prior year valuation allowances relating to certain net operating loss carryforwards that the Company now believes are more likely than not to be utilized and profits generated in countries with favorable tax rates. Since the Company conducts operations on a global basis, its effective tax rate may vary. See "--Taxes."

Year Ended December 31, 1997 Compared with
Year Ended December 31, 1996

Net revenue for the year ended December 31, 1997 was $1.0 billion, an increase of $302.0 million or 42.8% over fiscal 1996 net revenue of $705.4 million. Growth occurred across each of the Company's geographic regions and each of its major service groups. Factors contributing to the growth included an increase of contract service offerings, the provision of increased services rendered under existing contracts, an increase in the volume of transactions processed and the initiation of services under contracts awarded subsequent to January 1, 1997. Net revenue for the product development group increased 23.6% to $513.7 million for the year ended December 31, 1997 as compared to $415.6 million for the year ended December 31, 1996. Net revenue for the commercialization group increased 78.7% to $356.1 million for the year ended December 31, 1997 as compared to $199.2 million for the year ended December 31, 1996. The commercialization group experienced particularly strong growth in the Americas region. Net revenue for the QUINTERNET(TM) informatics group increased 51.9% to $137.6 million for the year ended December 31, 1997 as compared to $90.6 million for the year ended December 31, 1996 primarily due to an increase in the volume of transactions processed.

Direct costs, which include compensation and related fringe benefits for billable employees, cost of communications and related EDI and transaction processing expenses and other expenses directly related to contracts, were $526.1 million or 52.2% of 1997 net revenue versus $362.4 million or 51.4% of 1996 net revenue.

General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $315.4 million or 31.3% of 1997 net revenue versus $237.2 million or 33.6% of 1996 net revenue. The $78.1 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations and outside services resulting from the Company's growth.

Depreciation and amortization expense was $72.7 million or 7.2% of 1997 net revenue versus $51.5 million or 7.3% of 1996 net revenue. Included is amortization of certain acquired intangible assets of $20.4 million and $16.4 million in 1997 and 1996, respectively. Excluding these expenses, depreciation and amortization expense was $52.2 million or 5.2% of 1997 net revenue versus $35.1 million or 5.0% of 1996 net revenue.

ENVOY recorded write-offs of acquired in-process technology of $6.6 million and $8.7 million in 1997 and 1996, respectively. These write-offs related to acquisitions completed by ENVOY in 1997 and 1996. These amounts represent an allocation of the purchase price of these acquisitions to research and development projects that had not reached technological feasibility and for which there was no alternative future use.

Income from operations was $86.6 million or 8.6% of 1997 net revenue versus $30.1 million or 4.3% of 1996 net revenue. Excluding non-recurring costs of $24.1 million incurred in 1996, the 1996 income from operations was $54.2 million or 7.7% of net revenue. Excluding the amortization of certain acquired intangible assets as discussed above and the non-recurring costs, income from operations was $113.7 million or 11.3% of 1997 net revenue versus $70.6 million or 10.0% of 1996 net revenue. Excluding 1996 non-recurring costs, the income from operations for the product development group increased to $51.6 million or 10.0% of 1997 net revenue from $41.4 million or 10.0% of 1996 net revenue. Excluding non-recurring costs in 1996, income from operations for the commercialization group increased to $37.7 million or 10.6% of 1997 net revenue from $18.2 million or 9.1% of 1996 net revenue. Excluding the amortization of certain acquired intangible assets of $20.4 million and $16.4 million in 1997 and 1996, respectively and the non-recurring costs in 1997 and 1996, the income from operations for the QUINTERNET(TM) informatics group increased to $24.4 million or 17.8% of 1997 net revenue from $11.0 million or 12.2% of 1996 net revenue. This increase primarily results from the efficiencies realized due to the increase in the volume of transactions processed.

Other expense decreased to $2.6 million in 1997 from $26.1 million in 1996. Excluding acquisition costs and non-recurring transaction costs, other expense was $371,000 in 1997 and $4.3 million in 1996. The $4.0 million change was primarily due to decreases in net interest expense.

The effective tax rate for 1997 was 44.6% versus a 429.0% rate in 1996. Excluding amortization of certain acquired intangible assets as discussed above and non-recurring transaction and restructuring costs which were not deductible for tax purposes, the effective tax rate for 1997 would have been 36.0% versus a 35.3% rate for 1996. Since the Company conducts operations on a global basis, its effective tax rate may vary. See "--Taxes."


Liquidity and Capital Resources

Cash flows generated from operations were $169.2 million in 1998 versus $102.1 million and $50.9 million in 1997 and 1996, respectively. Cash flows used in investing activities in 1998 were $98.5 million, versus $206.1 million and $244.7 million in 1997 and 1996, respectively. Of these investing activities, capital asset purchases required $102.0 million in 1998 versus $88.5 million and $46.6 million in 1997 and 1996, respectively. Capital asset expenditures in 1997 and 1996 included (pound)15.8 million (approximately $26.5 million) and (pound)2.7 million (approximately $5.0 million), respectively, related to the Company's purchase of land and construction of a facility in Bathgate, Scotland. The remaining capital expenditures were predominantly incurred in connection with the expansion of existing operations, the enhancement of information technology capabilities and the opening of new offices.

Total working capital increased $55.9 million to $238.9 million at December 31, 1998 from $183.0 million at December 31, 1997. Including long-term investments of $65.5 million and $69.1 million at December 31, 1998 and 1997, respectively, in total working capital, the increase was $52.3 million. Total accounts receivable and unbilled services increased 38.3% to $358.3 million at December 31, 1998 from $259.2 million at December 31, 1997, as a result of the growth in net revenue. Accounts receivable and unbilled services, net of unearned income, increased 25.7% to $207.9 million at December 31, 1998 from $165.4 million at December 31, 1997. The number of days revenue outstanding in accounts receivable and unbilled services, net of unearned income, were 44 and 46 days at December 31, 1998 and December 31, 1997, respectively.

During 1998, the Company acquired a clinical trial production and warehouse facility in Livingston, Scotland for a purchase commitment valued at (pound)1.75 million (approximately $2.9 million), with payment due in May, 2001.

During 1995, the Company acquired a drug development facility in Edinburgh, Scotland. Related to this acquisition, the Company entered into a purchase commitment valued at (pound)12.5 million (approximately $20.9 million) with payment due in December 1999. The Company has hedged a portion of this commitment by purchasing forward contracts. The Company's forward contracts mature on December 29, 1999, and as of December 31, 1998, the Company had committed to purchasing approximately (pound)2.4 million (approximately $3.5 million) under such contracts. The Company is obligated to purchase up to an additional (pound)2.9 million through December 28, 1999 in varying amounts as the daily dollar-to-pound exchange rate ranges between $1.5499 and $1.6800.

In connection with its March 1999 acquisition of PMSI, the Company agreed to pay contingent value payments to former PMSI stockholders who deferred receipt of one-half of the shares of the Company's Common Stock they were entitled to receive in the transaction until June 14, 1999. The right to receive contingent value payments terminated in accordance with the merger agreement. Accordingly, no contingent value payments were payable to any former PMSI shareholder.

The Company has available to it a (pound)15.0 million (approximately $25.1 million) unsecured line of credit with a U.K. bank and a (pound)5.0 million (approximately $8.4 million) unsecured line of credit with a second U.K. bank. At December 31, 1998, the Company had (pound)19.8 million (approximately $33.1 million) available under these credit agreements. In accordance with their terms, both of these facilities expired in May 1999.

During 1998, the Company entered into a $150 million senior unsecured credit facility ("$150 million facility") with a U.S. bank. At December 31, 1998, the Company had $150 million available under this facility. Based upon its current financing plan, the Company believes the $150 million facility would be available to retire long-term credit arrangements and obligations, if necessary.

In May 1999, the Company entered into a (pound)10.0 million (approximately $16.7 million) unsecured line of credit with a U.K. bank. The Company also entered into a (pound)1.5 million (approximately $2.5 million) general bank facility with the same U.K. bank.

All foreign currency denominated amounts due, subsequent to December 31, 1998, have been translated using the Thursday, December 24, 1998 foreign exchange rates as published in the December 28, 1998 edition of the Wall Street Journal.

Based on its current operating plan, the Company believes that its available cash and cash equivalents, together with future cash flows from operations and borrowings under its line of credit agreements will be sufficient to meet its foreseeable cash needs in connection with its operations. As part of its business strategy, the Company reviews many acquisition candidates in the ordinary course of business, and in addition to acquisitions already made, the Company is continually evaluating new acquisition and expansion possibilities. The Company may from time to time seek to obtain debt or equity financing in its ordinary course of business or to facilitate possible acquisitions or expansion.


Taxes

Since the Company conducts operations on a global basis, the Company's effective tax rate has depended and will continue to depend on the amount of profits in locations with varying tax rates. The Company's results of operations will be impacted by changes in the tax rates of the various jurisdictions and by changes in any applicable tax treaties. In particular, as the portion of the Company's non-U.S. business varies, the Company's effective tax rate may vary significantly from period to period. The Company's effective tax rate may also depend upon the extent to which the Company is allowed (and is able to use under applicable limitations) U. S. foreign tax credits in respect of taxes paid on its foreign operations.


Inflation

The Company believes the effects of inflation generally do not have a material adverse impact on its operations or financial condition.

Impact of Year 2000 Issue

State of Readiness

The Company has established a Year 2000 Program to address the Year 2000 issue, which results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause disruptions of the Company's operations, including, among other things, a temporary inability to process information such as real-time transaction processing for pharmacies and other healthcare providers and payors; receive information, services or products from third parties; interface with customers in the performance of contracts; or operate or communicate in some or all of the regions in which it operates. The Company's computing infrastructure is based on industry standard systems. The scope of the Company's Year 2000 Program includes unique software systems and tools in each of its service groups, especially its product development service group, embedded systems in its laboratory and manufacturing operations, mainframe systems in its QUINTERNET(TM) informatics service group, facilities such as elevators and fire alarms in over 133 offices (which also involve embedded technology) and numerous supplier and other business relationships. The Company has identified critical systems within each service group and is devoting its resources to address these items first.

The Company's Year 2000 Program is directed by the Year 2000 Executive Steering Team, which is comprised of the Company's Chief Information Officer and representatives from regional business units, together with legal, quality assurance and information technology personnel. The Company has established a Year 2000 Program Management Office, staffed by consultants and internal staff, which develops procedures and instructions at a centralized level and oversees performance of the projects that make up the program. Project teams organized by service group and geographic region are responsible for implementation of the individual projects.

The framework for the Company's Year 2000 Program prescribes broad inventory, assessment and planning phases which generally guide its projects. Each project generally includes launch, analysis, remediation, testing and deployment phases. The Company is in the process of assessing those systems, facilities and business relationships which it believes may be vulnerable to the Year 2000 issue and which it believes could impact its operations. Although the Company cannot control whether and how third parties will address the Year 2000 issue, its assessment also will include a limited evaluation of certain services on which it is substantially dependent, and the Company plans to develop contingency plans for possible deficiencies in those services. For example, the Company believes that among its most significant third party service providers are physician investigators who participate in clinical studies conducted through its contract research services and external organizations (such as pharmacies, insurance providers and medical offices) linked to the QUINTERNET(TM) informatics services; consequently, the Company is developing a specialized process to assess and address Year 2000 issues arising from these relationships. The Company does not plan to assess how its customers, such as pharmaceutical and large biotechnology companies, are dealing with the Year 2000 issue.

As the Company completes the assessment of its systems, it is developing plans to renovate, replace or retire them, as appropriate, if they are affected by the Year 2000 issue. Such plans generally include testing of new or renovated systems upon completion of the remedial actions. The Company will utilize both internal and external resources to implement these plans. The Company has addressed and substantially completed assessment, remediation, testing and deployment of its systems relating to its healthcare consulting services and its commercialization services. The Company's product development services utilize numerous systems, which it must address individually on disparate schedules, depending on the magnitude and complexity of the particular system. The Company has successfully remediated, replaced and migrated a substantial majority of these systems, and anticipates that substantial completion of these systems will occur by the end of the third quarter of 1999. The Company has evaluated the state of readiness of its recent acquisitions, including ENVOY, PMSI and SMG, which form the core of the Company's QUINTERNET(TM) informatics services, and has integrated these acquisitions into its Year 2000 Program. The Company's QUINTERNET(TM) informatics services utilize real-time and batch systems linked to external organizations and PC based audit and syndicated data systems. Significant progress has been made in remediating and testing these systems. The Company is substantially complete with respect to the systems formerly owned by PMSI, and it anticipates that remediation and testing of former ENVOY and SMG systems will be substantially complete by the end of the third quarter of 1999. Testing with external organizations which work with our QUINTERNET(TM) informatics service group will occur throughout the second half of 1999. The Company expects to complete the core components of its Year 2000 Program before there is a significant risk that internal Year 2000 problems will have a material impact on its operations.


Costs

The Company estimates that the aggregate costs of its Year 2000 Program, including recent acquisitions, will be approximately $20.7 million, including costs already incurred. A significant portion of these costs, approximately $8.1 million, are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on the Company's day-to-day operations. The Company incurred total Year 2000 Program costs of $8.6 million through March 31, 1999, of which approximately $6.4 million represented incremental expense. The Company's estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, its ability to meet deadlines and the cooperation of third parties. The Company cannot provide assurance that its assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from the Company's expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, unforeseen circumstances that would cause the Company to allocate its resources elsewhere and similar uncertainties.

Year 2000 Risks

The Company faces both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's primary internal risk is that its systems will not be Year 2000 compliant on time. The magnitude of this risk depends on the Company's ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion.

The decentralized nature of the Company's business may compound this risk if it is unable to coordinate efforts across its global operations on a timely basis. The Company believes that its Year 2000 Program will successfully address these risks, however, the Company cannot provide assurance that this program will be completed in a timely manner. Notwithstanding its Year 2000 Program, the Company also faces external risks that may be beyond its control. The Company's international operations and its relationships with foreign third parties create additional risks for the Company, as many countries outside the United States have been less attuned to the Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which the Company operates, as well as the danger that the internal systems of its foreign suppliers, service providers and customers will fail. The Company's business also requires considerable travel, and its ability to perform services under its customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.

In addition, the Company's business depends heavily on the healthcare industry, including third party physician investigators, pharmacies, insurance providers and medical offices. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, the Company faces increased risk that its physician investigators will be unable to provide it with the data that the Company needs to perform under its contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. The failure due to a Year 2000 issue of an external organization on whose services Quintiles relies significantly could also adversely impact the Company's ability to process transactions in its informatics services. Also, the failure of its customers to address the Year 2000 issue could negatively impact their ability to utilize the Company's services. While it intends to develop contingency plans to address certain of these risks, the Company cannot assure you that any developed plans will sufficiently insulate it from the effects of these risks. Any disruptions resulting from the realization of these risks would affect the Company's ability to perform its services. If the Company is unable to receive or process information, or if third parties are unable to provide information or services to it, the Company may not be able to meet milestones or obligations under its customer contracts, which could have a material adverse effect on its business and financial results.


Contingencies

The Company is in the process of developing business continuity plans for each service area. These plans will primarily be developed during the second half of 1999.


Conversion to the Euro Currency

On January 1, 1999, a new currency, the euro, became the legal currency for 11 of the 15 member countries of the European Economic Community. Between January 1, 1999 and January 1, 2002, governments, companies and individuals may conduct business in the member countries in both the euro and existing national currencies. On January 1, 2002, the euro will become the sole currency in the member countries. The Company conducts business in the member countries. The Company is reviewing the issues involved with the introduction of the euro. The more important issues the Company is reviewing include: (1) whether the Company may have to change the prices of its services in the different countries and (2) whether the Company will have to change the terms of any financial instruments in connection with its hedging activities.

Based on current information and its initial evaluation, the Company believes that the use of the euro will not have a significant impact on the Company's business or operations. Accordingly, the Company does not expect the conversion to the euro to have a material effect on the Company's financial condition or results of operations.

Recent Events

On January 1, 1999, the Company acquired substantial assets of Hoechst Marion Roussel's ("HMR") Kansas City-based Drug Innovation and Approval facility for approximately $93 million in cash, most of which is expected to be paid in the second half of 1999 when the acquisition of the physical facility is completed. As part of this transaction, the Company was awarded a $436 million contract for continued support and completion of ongoing HMR development projects over a five-year period. In addition, HMR will offer the Company the opportunity to provide all United States ("U.S.") outsourcing services up to an additional $144 million over the same period.

On February 17, 1999, the Company acquired Oak Grove Technologies, Inc. ("Oak Grove"), a leader in providing current Good Manufacturing Practice compliance services to the pharmaceutical, biotechnology and medical device industries. The Company acquired Oak Grove in exchange for 87,948 shares of the Company's Common Stock. The acquisition of Oak Grove was accounted for as a purchase.

On March 29, 1999, the Company acquired PMSI and its core company, Scott-Levin, a leader in pharmaceutical market information and research services located in the U.S. The Company acquired PMSI in exchange for approximately 4,993,787 shares of the Company's Common Stock. Outstanding PMSI options became options to acquire approximately 440,426 shares of the Company's Common Stock. In addition, the Company agreed to pay contingent value payments to former PMSI stockholders who deferred receipt of one-half of the shares of the Company's Common Stock they were entitled to receive in the transaction until June 14, 1999. The right to receive contingent value payments terminated in accordance with the merger agreement. Accordingly, no contingent value payments were payable to any former PMSI shareholder. The acquisition of PMSI was accounted for as a purchase.


Recently Issued Accounting Standard

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"). Statement No. 133 requires that upon adoption, all derivative instruments be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of certain changes in fair value are recorded in other comprehensive income pending recognition in earnings. The Company will adopt Statement No. 133 when required to do so on January 1, 2001. Because of its limited use of derivatives, the Company does not expect the application of Statement No. 133 to have a significant impact on its financial position or results of operations.


Market Risk

Market risk is the potential loss arising from adverse changes in the market rates and prices, such as foreign currency rates, interest rates, and other relevant market rate or price changes. In the ordinary course of business, the Company is exposed to various market risks, including changes in foreign currency exchange rates, interest rates and equity price changes and the Company regularly evaluates its exposure to such changes. The Company's overall risk management strategy seeks to balance the magnitude of the exposure and the cost and availability of appropriate financial instruments. From time to time, the Company has utilized forward exchange contracts to manage its foreign currency exchange rate risk. The Company does not hold or issue derivative instruments for trading purposes. The following analyses present the sensitivity of the Company's financial instruments to hypothetical changes in interest and foreign currency exchange rates that are reasonably possible over a one-year period.


Foreign Currency Exchange Rates

Approximately 44.5%, 44.9% and 50.9% of the Company's net revenue for the years ended December 31, 1998, 1997, and 1996, respectively, were derived from the Company's operations outside the United States. The Company does not have significant operations in countries in which the economy is considered to be highly-inflationary. The Company's financial statements are denominated in U.S. dollars, and accordingly, changes in the exchange rate between foreign currencies and the U.S. dollar will affect the translation of such subsidiaries' financial results into U.S. dollars for purposes of reporting the Company's consolidated financial results. Accumulated currency translation adjustments recorded as a separate component (reduction) of shareholders' equity were ($4.6) million at December 31, 1998 as compared to ($7.5) million at December 31, 1997.

The Company may be subject to foreign currency transaction risk when the Company's service contracts are denominated in a currency other than the currency in which the Company earns fees or incurs expenses related to such contracts. At December 31, 1998, the Company's most significant foreign currency exchange rate exposures were in the British pound, German mark and French franc. The Company limits its foreign currency transaction risk through exchange rate fluctuation provisions stated in its contracts with customers, or the Company may hedge its transaction risk with foreign currency exchange contracts or options. The Company recognizes changes in value in income only when foreign currency exchange contracts or options are settled or exercised, respectively. There were several foreign exchange contracts relating to service contracts open at December 31, 1998, all of which are immaterial to the Company.

As of December 31, 1998, the Company has a long-term obligation denominated in a foreign currency (approximately (pound)1.8 million) and a short-term obligation denominated in a foreign currency (approximately (pound)12.5 million). Assuming a hypothetical change of 10% in year-end exchange rates (a weakening of the U.S. dollar), the fair value of these instruments would increase by approximately $2.4 million.


Interest Rates

At December 31, 1998, the Company had outstanding $143.75 million of 4.25% Convertible Subordinated Notes ("Notes") due May 31, 2000. The fair value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The carrying value of the Notes at December 31, 1998 approximates the fair value. A 10% increase in prevailing interest rates at December 31, 1998 would not result in a material decrease in the fair value of the Notes due to the short maturity. Currently, the Company does not hold any derivative instruments to manage interest rate risk.

At December 31, 1998, the Company's investment portfolio consists primarily of U.S. Government Securities and money funds. The portfolio is primarily classified as available-for-sale and therefore these investments are recorded at fair value in the financial statements. These securities are exposed to market price risk which also takes into account interest rate risk. As of December 31, 1998, the fair value of the investment portfolio was $97.7 million, based on quoted market prices. The potential loss in fair value resulting from a hypothetical decrease of 10% in quoted market price is approximately $9.8 million.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Quintiles Transnational Corp.:

     We have audited the accompanying consolidated balance sheet of Quintiles Transnational Corp. (a North Carolina corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of ENVOY Corporation, a company acquired during March 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 3. Such statements are included in the consolidated financial statements of Quintiles Transnational Corp. and reflect total assets and total net revenues of 15 percent and 13 percent, respectively, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for ENVOY Corporation, is based solely upon the report of the other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Quintiles Transnational Corp. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                   /s/ Arthur Andersen LLP



Raleigh, North Carolina,
March 31, 1999 (except with respect to the acquisitions discussed in Note 15, as to which the date is June 3, 1999)

REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders of Quintiles Transnational Corp.

    We have audited the accompanying consolidated balance sheet of Quintiles Transnational Corp. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quintiles Transnational Corp. and subsidiaries at December 31, 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.



                                                      /s/ Ernst & Young LLP




Raleigh, North Carolina
January 26, 1998,
except for Note 3, as to which the date is March 31, 1999

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                           YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------
                                                                 1998                1997               1996
                                                             -----------         -----------         ---------
Net revenue .........................................        $ 1,383,714         $ 1,007,334         $ 705,354
Costs and expenses:
    Direct ..........................................            716,451             526,057           362,424
    General and administrative ......................            425,507             315,386           237,239
    Depreciation and amortization ...................             91,905              72,654            51,506
    Non-recurring costs:
       Write-off of acquired in-process technology ..               --                 6,600             8,700
       Restructuring ................................               --                  --              13,102
       Special pension contribution .................               --                  --               2,329
                                                             -----------         -----------         ---------
                                                               1,233,863             920,697           675,300
                                                             -----------         -----------         ---------
Income from operations ..............................            149,851              86,637            30,054
Other income (expense):
  Interest income ...................................             11,418               8,835             8,654
  Interest expense ..................................            (12,097)             (9,407)          (12,997)
  Non-recurring transaction costs ...................               --                  --             (17,118)
  Other .............................................             (3,467)             (2,033)           (4,648)
                                                             -----------         -----------         ---------
                                                                  (4,146)             (2,605)          (26,109)
                                                             -----------         -----------         ---------
Income before income taxes ..........................            145,705              84,032             3,945
Income taxes ........................................             57,674              37,481            16,925
                                                             -----------         -----------         ---------
Net income (loss) ...................................             88,031              46,551           (12,980)
Non-equity dividend .................................               --                  --             (16,706)
                                                             -----------         -----------         ---------
Net income (loss) available for common shareholders..        $    88,031         $    46,551         $ (29,686)
                                                             ===========         ===========         =========
Basic net income (loss) per share ...................        $      0.86         $      0.48             (0.33)
Diluted net income (loss) per share .................        $      0.81         $      0.44             (0.33)
Shares used in computing net income (loss) per share:
   Basic ............................................            102,486              97,595            89,380
   Diluted ..........................................            108,564             104,828            89,380

  The accompanying notes are an integral part of these consolidated statements.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                            DECEMBER 31,
                                                  -----------------------------
                                                      1998               1997
                                                  -----------         ---------
                    Assets
Current assets:
  Cash and cash equivalents ................      $   155,469         $  89,673
  Accounts receivable and unbilled services           358,319           259,158
  Investments ..............................           32,241            44,372
  Prepaid expenses .........................           26,000            22,287
  Other current assets .....................           24,112            30,818
                                                  -----------         ---------
          Total current assets .............          596,141           446,308
Property and equipment:
  Land, buildings and leasehold improvements           96,518            86,149
  Equipment and software ...................          239,898           153,145
  Furniture and fixtures ...................           42,081            31,756
  Motor vehicles ...........................           46,455            39,899
                                                  -----------         ---------
                                                      424,952           310,949
  Less accumulated depreciation ............         (153,870)         (103,161)
                                                  -----------         ---------
                                                      271,082           207,788
Intangibles and other assets:
  Intangibles ..............................          155,618           166,780
  Investments ..............................           65,453            69,089
  Deferred income taxes ....................           71,401            68,651
  Deposits and other assets ................           41,984            30,568
                                                  -----------         ---------
                                                      334,456           335,088
                                                  -----------         ---------
          Total assets .....................      $ 1,201,679         $ 989,184
                                                  ===========         =========

  The accompanying notes are an integral part of these consolidated statements.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Continued)
                      (In thousands, except for share data)

                                                                                     DECEMBER 31,
                                                                            -----------------------------
                                                                                1998               1997
                                                                            -----------         ---------
                Liabilities and Shareholders' Equity
Current liabilities:
  Lines of credit ..................................................        $       921         $  11,550
  Accounts payable .................................................             63,163            44,533
  Accrued expenses .................................................             96,496            76,934
  Unearned income ..................................................            150,393            93,796
  Income taxes payable .............................................              9,103             2,239
  Current portion of obligations held under capital
     leases ........................................................             12,692            15,282
  Current portion of long-term debt and obligation .................             20,978               624
  Other current liabilities ........................................              3,505            18,348
                                                                            -----------         ---------
          Total current liabilities ................................            357,251           263,306
Long-term liabilities:
  Obligations held under capital leases, less current
     portion .......................................................             12,646             8,796
  Long-term debt and obligation, less current portion ..............            145,152           162,200
  Deferred income taxes ............................................             30,578            28,067
  Other liabilities ................................................             12,398            13,421
                                                                            -----------         ---------
                                                                                200,774           212,484
                                                                            -----------         ---------
          Total liabilities ........................................            558,025           475,790
Commitments and contingencies
Shareholders' Equity:
  Preferred stock, 3,264,800 and 4,349,451 shares issued and
     outstanding at December 31, 1998 and 1997, respectively .......                 33                43
  Common Stock and additional paid-in capital, 103,461,712 and
      99,578,181 shares issued and outstanding at December 31, 1998
     and 1997, respectively ........................................            559,443           513,156
  Retained earnings ................................................             93,263             8,310
  Accumulated other comprehensive income ...........................             (5,192)           (7,513)
  Other equity .....................................................             (3,893)             (602)
                                                                            -----------         ---------
          Total shareholders' equity ...............................            643,654           513,394
                                                                            -----------         ---------
          Total liabilities and shareholders' equity ...............        $ 1,201,679         $ 989,184
                                                                            ===========         =========

  The accompanying notes are an integral part of these consolidated statements.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)

                                                                Accumulated                               Employee Stock
                                                                Other Com-                    Additional  Ownership Plan
                                     Comprehensive Retained      prehensive Preferred  Common   Paid-In   Loan Guarantee
                                       Income      Earnings        Income     Stock     Stock   Capital      & Other        Total
                                      ---------    ---------     ---------  ---------  ------  ---------    ---------     ---------
Balance, December 31, 1995, as
     previously reported............. $    --      $  32,618     $   1,700  $    --    $  342  $ 132,778    $  (1,495)    $ 165,943
Adjustments for poolings of interest       --         (2,859)         --         --       180     18,359         --          15,680
                                      ---------    ---------     ---------  ---------  ------  ---------    ---------     ---------
Balance, December 31, 1995 ..........      --         29,759         1,700       --       522    151,137       (1,495)      181,623
Issuance of common stock ............      --           --            --         --        56     87,271         --          87,327
Principal payments on ESOP loan .....      --           --            --         --      --         --            420           420
Stock issued for acquisitions .......      --            608          --           43       9     47,297         --          47,957
Issuance of common stock for other
     than cash ......................      --           --            --         --         1        135         --             136
Conversion of debt by pooled entity .      --           --            --         --         2      1,784         --           1,786
Effect due to change in fiscal year
     of pooled entity ...............      --            324          --         --      --         --           --             324
Recapitalization of pooled entity ...      --        (29,028)         --         --      --         (202)        --         (29,230)
Tax benefit from the exercise of
     non-qualified stock options ....      --           --            --         --      --        2,920         --           2,920
Dividends paid by pooled entity .....      --         (1,797)         --         --      --         --           --          (1,797)
Non-equity dividend .................      --        (16,706)         --         --      --       14,921         --          (1,785)
Other equity transactions ...........      --           (679)         --         --      --           25          (62)         (716)
Comprehensive income:
  Net loss ..........................   (12,980)     (12,980)         --         --      --         --           --         (12,980)
  Unrealized gain on marketable,
      securities, net of tax ........        45         --              45       --      --         --           --              45
  Foreign currency adjustments ......    (1,252)        --          (1,252)      --      --         --           --          (1,252)
                                      ---------
Comprehensive loss ..................   (14,187)
                                      =========    ---------     ---------  ---------  ------  ---------    ---------     ---------
Balance, December 31, 1996 ..........                (30,499)          493         43     590    305,288       (1,137)      274,778
Issuance of common stock ............      --           --            --         --        27    114,657         --         114,684
Principal payments on ESOP loan .....      --           --            --         --      --         --            536           536
Stock issued for acquisitions .......      --           (445)         --         --      --          244         --            (201)
Issuance of common stock for other
     than cash ......................      --           --            --         --         1         19         --              20
Conversion of debt by pooled entity .      --           --            --         --         9      8,205         --           8,214
Effect due to change in fiscal year
     of pooled entity ...............      --         (3,775)          117       --      --         --           --          (3,658)
Tax effect of pooling of interests ..      --           --            --         --      --       62,700         --          62,700
Tax benefit from the exercise of
     non-qualified stock options ....      --           --            --         --      --       21,367         --          21,367
Dividend paid by pooled entity ......      --         (3,522)         --         --      --          (72)        --          (3,594)
Two-for-one stock split .............      --           --            --         --       369       (369)        --            --
Other equity transactions ...........      --           --            --         --      --          121           (1)          120
Comprehensive income:
   Net income .......................    46,551       46,551          --         --      --         --           --          46,551
   Unrealized loss on marketable
      securities, net of tax  .......      (104)        --            (104)      --      --         --           --            (104)
   Foreign currency adjustments .....    (8,019)        --          (8,019)      --      --         --           --          (8,019)
                                      ---------
Comprehensive income ................    38,428
                                      =========    ---------     ---------  ---------  ------  ---------    ---------     ---------
Balance, December 31, 1997 ..........                  8,310        (7,513)        43     996    512,160         (602)      513,394
Issuance of common stock ............      --           --            --         --        17     24,263         --          24,280
Principal payments on ESOP loan .....      --           --            --         --      --         --            215           215
Loan to ESOP ........................      --           --            --         --      --         --         (3,429)       (3,429)
Stock issued for acquisitions .......      --           (272)         --         --        11      4,474         --           4,213
Tax benefit from the exercise of
     non-qualified stock options ....      --           --            --         --      --       15,603         --          15,603
Conversion of preferred stock by
     pooled entity ..................      --           --            --          (10)     10       --           --            --
Dividend paid by pooled entity ......      --         (1,306)         --         --      --         --           --          (1,306)
Other equity transactions ...........      --         (1,500)         --         --      --        1,909          (77)          332
Comprehensive income:
   Net income .......................    88,031       88,031          --         --      --         --           --          88,031
   Unrealized loss on marketable
     securities, net of tax .........      (572)        --            (572)      --      --         --           --            (572)
   Foreign currency adjustments  ....     2,893         --           2,893       --      --         --           --           2,893
                                      ---------
Comprehensive income ................ $  90,352
                                      =========    ---------     ---------  ---------  ------  ---------    ---------     ---------
Balance, December 31, 1998 ..........              $  93,263     $  (5,192) $      33  $1,034  $ 558,409    $  (3,893)    $ 643,654
                                                   =========     =========  =========  ======  =========    =========     =========

  The accompanying notes are an integral part of these consolidated statements.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                         YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                 1998             1997               1996
                                                              ---------         ---------         ---------
Operating activities:
Net income (loss) ....................................        $  88,031         $  46,551         $ (12,980)
Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
  Depreciation and amortization ......................           91,905            72,654            52,133
  Non-recurring transaction costs ....................             --                --              17,118
  Net loss (gain) on sale of property and equipment ..              534               665                21
  Write-off of certain intangible assets by pooled
       entity ........................................             --               6,600            10,281
  Provision for (benefit from) deferred income taxes .           (1,846)            9,736             1,257
  Change in operating assets and liabilities:
    Accounts receivable and unbilled services ........          (89,904)          (41,078)          (81,474)
    Prepaid expenses and other assets ................           (6,975)          (14,858)           (9,711)
    Accounts payable and accrued expenses ............           38,956            12,378            31,351
    Unearned income ..................................           50,955             1,231            48,321
    Income taxes payable and other current liabilities           (2,537)            8,739             4,023
  Change in fiscal year of pooled entity .............             --                (581)           (9,378)
  Other ..............................................               80                60               (42)
                                                              ---------         ---------         ---------
Net cash provided by operating activities ............          169,199           102,097            50,920
Investing activities:
  Proceeds from disposition of property and equipment             6,297             4,642             2,284
  Purchase of investments held-to-maturity ...........             --                --             (95,939)
  Maturities of investments held-to-maturity .........           10,593            35,579            43,345
  Purchase of investments available-for-sale .........         (125,413)         (137,597)          (19,020)
  Proceeds from sale of investments available-for-sale          130,422            51,278             8,960
  Purchase of other investments ......................             --             (12,011)             --
  Acquisition of property and equipment ..............         (102,003)          (88,473)          (46,615)
  Acquisition of businesses, net of cash acquired ....          (15,010)          (51,813)         (128,852)
  Payment of non-recurring transaction costs .........             --              (5,648)          (11,440)
  Change in fiscal year of pooled entity .............             --                 (17)            2,606
  Loan to ESOP, net ..................................           (3,429)             --                --
  Other ..............................................             --              (1,998)             --
                                                              ---------         ---------         ---------
Net cash used in investing activities ................        $ (98,543)        $(206,058)        $(244,671)

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                 (in thousands)

Financing activities:
  Increase (decrease) in lines of credit, net ..............        $  (9,912)        $     194         $   2,907
  Proceeds from issuance of debt ...........................             --                 566           184,608
  Repayment of debt ........................................              (23)           (7,727)         (101,999)
  Principal payments on capital lease obligations ..........          (19,025)          (17,082)           (9,627)
  Issuance of common stock .................................           24,280           110,758           132,257
  Issuance of debt for capitalization of pooled entity .....             --                --              45,197
  Recapitalization of pooled entity ........................             --                --             (29,230)
  Payment of deferred financing  costs .....................             --                --              (1,200)
  Non-equity dividend ......................................             --                --              (1,756)
  Dividend paid by pooled entity ...........................           (1,629)           (3,008)           (2,189)
  Change in fiscal year of pooled entity ...................             --                  58             1,399
  Other ....................................................              832               (54)             (295)
                                                                    ---------         ---------         ---------
Net cash provided by (used in) financing activities ........           (5,477)           83,705           220,072
Effect of foreign currency exchange rate changes on cash ...              617            (1,869)              301
                                                                    ---------         ---------         ---------
Increase (decrease) in cash and cash equivalents ...........           65,796           (22,125)           26,622
Cash and cash equivalents at beginning of year .............           89,673           111,798            85,176
                                                                    ---------         ---------         ---------
Cash and cash equivalents at end of year ...................        $ 155,469         $  89,673         $ 111,798
                                                                    =========         =========         =========

Supplemental Cash Flow Information
  Interest paid ............................................        $  11,677         $   9,130         $  11,781
  Income taxes paid ........................................           28,067            22,768            13,129
Non-cash Investing and Financing Activities
  Capitalized leases .......................................           19,531            23,027            13,210
  Equity impact of mergers and acquisitions ................            5,046             1,134           (24,903)
  Equity impact from exercise of non-qualified stock options            5,498            24,049             2,920

  Tax effect of pooled transactions ........................             --              62,700              --
  Conversion of debt to equity .............................        $    --           $   8,214         $   1,786

  The accompanying notes are an integral part of these consolidated statements.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

    The Company is a leader in providing a full range of integrated product development and commercialization solutions to the global pharmaceutical, biotechnology and medical device industries. The Company is also a leader in providing electronic data interchange and healthcare informatics services to the healthcare market and provides healthcare policy consulting to governments and other organizations worldwide.

Principles of Consolidation

    The accompanying supplemental consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currencies

    Assets and liabilities recorded in foreign currencies on the books of foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are recorded at average rates of exchange during the year. Translation adjustments resulting from this process are charged or credited to equity. Gains and losses on foreign currency transactions are included in other income (expense).

Revenue Recognition

     Many of the Company's contracts are fixed price, with some variable components, and range in duration from a few months to several years. The Company is also party to fee-for-service and unit-of-service contracts. The Company recognizes net revenue based upon (1) labor costs expended as a percentage of total labor costs expected to be expended (percentage of completion) for fixed price contracts, (2) contractual per diem or hourly rate basis as work is performed under fee-for-service contracts or (3) completion of units of service or transactions processed for unit-of-service contracts.

    The Company's contracts provide for price renegotiation upon scope of work changes. The Company recognizes revenue related to these scope changes when the underlying services are performed and realization is assured. Most contracts are terminable upon 15 - 90 days' notice by the customer. In the event of termination, contracts typically require payment for services rendered through the date of termination, as well as for subsequent services rendered to close out the contract. Any anticipated losses resulting from contract performance are charged to earnings in the period identified.

Concentration of Credit Risk

    Substantially all net revenue is earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and healthcare companies. The concentration of credit risk is equal to the outstanding accounts receivable and unbilled services balances, less the unearned income related thereto, and such risk is subject to the financial and industry conditions of the Company's customers. The Company does not require collateral or other securities to support customer receivables. Credit losses have been immaterial and consistently within management's expectations. No one customer accounted for greater than 10% of consolidated net revenue.

Unbilled Services and Unearned Income

    In general, prerequisites for billings and payments are established by contractual provisions including predetermined payment schedules, submission of appropriate billing detail or the achievement of contract milestones, depending on the type of contract. Unbilled services arise when services have been rendered but customers have not been billed. Similarly, unearned income represents prebillings for services that have not yet been rendered.

Cash Equivalents and Investments

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company does not report in the accompanying balance sheets cash held for customers for investigator payments in the amount of $7.3 million and $9.5 million at December 31, 1998 and 1997, respectively, that pursuant to agreements with these customers, remains the property of the customers.

     The Company's investments in debt and marketable equity securities are classified as either held-to-maturity or available-for-sale. Investments classified as held-to-maturity are recorded at amortized cost. Investments classified as available-for-sale are measured at market value and net unrealized gains and losses are recorded as a component of shareholders' equity until realized. In addition, the Company has recorded $19.2 million and $13.1 million in deposits and other assets at December 31, 1998 and 1997, respectively, that represents investments in equity securities of and advances to companies for which there are not readily available market values; such investments are accounted for using the cost method. Any gains or losses on sales of investments are computed by specific identification.

Property and Equipment

     Property and equipment are carried at historical cost and are depreciated using the straight-line method over the shorter of the asset's estimated useful life or the lease term as follows:

           Buildings and leasehold improvements             3 - 50 years
           Equipment and software                           3 - 10 years
           Furniture and fixtures                           5 - 10 years
           Motor vehicles                                   3 - 5 years

Intangible Assets

     Intangibles consist principally of the excess cost over the fair value of net assets acquired ("goodwill"). Goodwill and other intangible assets are being amortized on a straight-line basis over periods from two to 40 years. Accumulated amortization totaled $90.0 million and $61.6 million at December 31, 1998 and 1997, respectively.

     The carrying values of intangible assets are reviewed if the facts and circumstances suggest impairment. If this review indicates that carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company would reduce carrying values by the estimated shortfall of discounted cash flows.

Net Income Per Share

     In February 1997, the FASB issued Statement No. 128, "Earnings per Share" which established new standards for computing and presenting net income per share information. As required, the Company adopted the provisions of Statement No. 128 in its 1997 financial statements and has restated all prior year net income per share information. Basic net income per share was determined by dividing net income available for common shareholders by the weighted average number of common shares outstanding during each year. Diluted net income per share reflects the potential dilution that could occur assuming conversion or exercise of all convertible securities and issued and unexercised stock options. A reconciliation of the net income available for common shareholders and number of shares used in computing basic and diluted net income per share is in Note 4.

Income Taxes

     Income tax expense includes U.S. and international income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effects of these differences are reported as deferred income taxes. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

Research and Development Costs

    Research and development costs relating principally to new software applications and computer technology are charged to expense as incurred. These expenses totaled $6.2 million, $5.0 million and $4.1 million in 1998, 1997 and 1996, respectively.

Employee Stock Compensation

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Foreign Currency Hedging

     The Company uses foreign exchange contracts and options to hedge the risk of changes in foreign currency exchange rates associated with contracts in which the expenses for providing services are incurred in one currency and paid for by the customer in another currency. The Company recognizes changes in value in income only when contracts are settled or options are exercised. There were several foreign exchange contracts relating to service contracts open at December 31, 1998, all of which are immaterial to the Company.

Recently Adopted Accounting Standards

     As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components. Statement No. 130 requires foreign currency translation adjustments and unrealized gains or losses on the Company's available-for-sale securities to be included in other comprehensive income. Prior to the adoption of Statement No. 130, the Company reported such adjustments and unrealized gains or losses separately in shareholders' equity. Amounts in prior year financial statements have been reclassified to conform to Statement No. 130.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company adopted the provisions of SOP No. 98-1 in fiscal 1998. The adoption of SOP No. 98-1 did not have a material impact on the Company's consolidated financial statements.

Recently Issued Accounting Standard

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133 requires that upon adoption, all derivative instruments be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of certain changes in fair value are recorded in other comprehensive income pending recognition in earnings. The Company will adopt Statement No. 133 when required to do so on January 1, 2001. Because of its limited use of derivatives, the Company does not expect the application of Statement No. 133 to have a significant impact on its financial position or results of operations.

2.   SHAREHOLDERS' EQUITY

     The Company is authorized to issue 25 million shares of preferred stock, $.01 per share par value. At December 31, 1998, 200 million common shares of $.01 par value were authorized.

     In October 1997, the Board of Directors authorized a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend. A total of 36,920,627 shares of Common Stock were issued in connection with the split. The stated par value of each share was not changed from $.01. A total of $369,000 was reclassified from additional paid-in capital to Common Stock. All references in the financial statements to number of shares, per share amounts, stock option data and market prices of Common Stock have been restated to reflect the stock split.

     In March 1997, the Company completed a stock offering of 11,040,000 shares of its Common Stock. Of the shares sold, 2,830,000 shares were sold by the Company and 8,210,000 shares by certain selling shareholders. The offering provided the Company with approximately $84.3 million, net of expenses.

3.  MERGERS AND ACQUISITIONS

    On May 31, 1998, the Company acquired Cardiac Alert in exchange for 70,743 shares of the Company's Common Stock. On October 12, 1998, the Company acquired QED in exchange for 523,520 shares of the Company's Common Stock. On March 30, 1999, the Company acquired ENVOY in exchange for approximately 28,465,160 shares of the Company's Common Stock. Outstanding ENVOY options became options to acquire approximately 3,914,583 shares of the Company's Common Stock. On March 31, 1999, the Company acquired N&B in exchange for 271,146 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method. Thus the accompanying consolidated financial statements have been restated to include historical financial data for each such acquisition.

    On February 27, 1998, ENVOY acquired the Express Bill Companies pursuant to separate agreements and plans of merger for an aggregate of 3.5 million shares of ENVOY common stock (approximately 4.1 million shares of the Company's Common Stock). These transactions were accounted for as poolings of interests and as such, the historical financial data for ENVOY includes the results of the Express Bill Companies.

    The following are reconciliations of net revenue and net income (loss) available for common shareholders previously reported by the Company for the years ended December 31, 1998, 1997 and 1996, with the combined amounts currently presented in the financial statements for those years:

                                                             YEAR ENDED DECEMBER 31, 1998
                                                             ----------------------------
                                                                     (in thousands)

                                                                                  Consolidated
                                    As Previously                                       As
                                      Reported        ENVOY           N&B            Restated
                                    -------------  ----------     ----------     -------------
Net revenue                         $1,188,012     $  184,773     $   10,929      $1,383,714
Net income (loss) available for
   common shareholders              $   83,679     $    4,245     $      107      $   88,031

                                                             YEAR ENDED DECEMBER 31, 1997
                                                             ----------------------------
                                                                    (in thousands)

                                As                                                         Consolidated,
                           Previously    Cardiac                                                As
                            Reported      Alert       QED        ENVOY          N&B          Restated
                           ----------    -------    ------     ---------      --------      ----------
Net revenue                 $852,900     $1,435     $5,096     $ 137,605      $ 10,298      $1,007,334

Net income (loss)           $ 55,683     $  140     $  452     $  (9,197)     $   (527)     $   46,551
   available for common
   shareholders

                                                             YEAR ENDED DECEMBER 31, 1996
                                                             ----------------------------
                                                                    (in thousands)

                               As                                                       Consolidated,
                          Previously    Cardiac                                              As
                           Reported      Alert       QED        ENVOY         N&B         Restated
                          ----------    -------    ------     ---------     --------     ----------
Net revenue                $601,126     $ 341      $3,602     $ 90,572      $ 9,713      $ 705,354

Net income (loss)          $  7,879     $(245)     $  401     $(37,217)     $  (504)     $ (29,686)
  available for common
  shareholders

    On February 2, 1998, the Company acquired Pharma in exchange for 132,000 shares of the Company's Common Stock. On February 26, 1998, the Company acquired T2A in exchange for 311,899 shares of the Company's Common Stock. On August 24, 1998, the Company acquired Royce in exchange for 664,194 shares of the Company's Common Stock. On September 9, 1998, the Company acquired DAS in exchange for 358,897 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method and were previously included in the Company's historical consolidated financial statements.

    On May 6, 1998, ENVOY acquired all of the issued and outstanding capital stock of Synergy Health Care, Inc. for approximately $10.2 million in cash. ENVOY recorded approximately $6.9 million related to the excess cost over the fair value of net assets acquired. This acquisition was accounted for as a purchase and accordingly, the financial statements include the results of the business from the date of acquisition.

    On October 1, 1998, ENVOY acquired substantially all of the assets of Control-O-Fax Corporation and its wholly-owned subsidiary Control-O-Fax Systems, Inc. for approximately $8.3 million in cash. ENVOY recorded approximately $3.1 million related to the excess cost over the fair value of the net assets acquired. This acquisition was accounted for as a purchase.

    On June 2, 1997, the Company acquired Butler Communications, Inc. in exchange for 428,610 shares of the Company's Common Stock. On June 11, 1997, the Company acquired 100% of the stock of Medical Action Communications Limited for 1,131,394 shares of the Company's Common Stock. On July 2, 1997, the Company acquired CerebroVascular Advances, Inc. ("CVA") through an exchange of 100% of CVA's stock for 467,936 shares of the Company's Common Stock. On August 29, 1997, the Company acquired Intelligent Imaging, Inc. ("Intelligent Imaging") in exchange for 171,880 shares of the Company's Common Stock. On August 29, 1997, the Company acquired Clindepharm International (Pty) Limited in exchange for 477,966 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method and were previously included in the Company's historical financial statements.

    On August 7, 1997, ENVOY acquired all of the issued and outstanding capital stock of Healthcare Data Interchange Corporation ("HDIC"), the EDI subsidiary of Aetna U.S. Healthcare Inc., for approximately $36.4 million in cash. ENVOY recorded approximately $38.9 million related to the excess cost over the fair value of net assets acquired. As part of the HDIC acquisition, ENVOY also recorded a one-time write-off of acquired in-process technology of approximately $6.0 million. The acquisition was accounted for as a purchase and accordingly, the financial statements include the results of operations of the business from the date of acquisition.

    On March 6, 1996, ENVOY's shareholders approved the acquisition of National Electronic Information Corporation ("NEIC"). As part of the $88.4 million purchase price, ENVOY issued approximately 4.1 million shares of ENVOY stock (approximately 4.7 million shares of the Company's Stock). ENVOY recorded approximately $59.6 million related to the excess cost over the fair value of net assets acquired. The NEIC acquisition was financed through equity and debt financing. ENVOY issued approximately 3.7 million shares of ENVOY Preferred Stock (approximately 4.3 million shares of the Company's Preferred Stock) and 333,333 shares of ENVOY common stock (approximately 388,600 shares of the Company's Common Stock). In addition, ENVOY entered into a credit agreement, whereby ENVOY obtained $50 million in bank financing. In connection with the NEIC acquisition, ENVOY recorded a one-time write-off of acquired in-process technology of approximately $8.0 million. The acquisition was accounted for as a purchase and accordingly, the financial statements include the results of operations of the business from the date of acquisition.

    On May 13, 1996, the Company acquired the operating assets of Lewin-VHI, Inc., a healthcare consulting company, for approximately $30 million in cash. The Company recorded approximately $20 million related to the excess cost over the fair value of net assets acquired. The acquisition was accounted for as a purchase and accordingly, the financial statements include the results of operations of the business from the date of acquisition.

    On November 29, 1996, the Company acquired 100% of the outstanding stock of Innovex Limited ("Innovex"), an international contract pharmaceutical organization based in Marlow, U.K., for 18,428,478 shares of the Company's Common Stock and the exchange of options to purchase 1,572,452 shares of the Company's Common Stock. On November 22, 1996, the Company acquired BRI International, Inc. ("BRI"), a global contract research organization, through an exchange of 100% of BRI's stock for 3,229,724 shares of the Company's Common Stock. Related to the Innovex and BRI transactions, the Company recognized approximately $17.1 million in non-recurring transaction costs and approximately $10.7 million in non-recurring restructuring costs. These transactions were accounted for by the pooling of interests method and were previously included in the Company's historical financial statements.

    In addition to the above mergers and acquisitions, the Company has completed other mergers and acquisitions all of which are immaterial to the financial statements. For such immaterial pooling of interests transactions, the Company's financial statements for the year of the transaction have been restated to include the pooled companies from January 1 of that year, but the financial statements for years prior to the year of the transaction have not been restated because the effect of such restatement would be immaterial. For the Company's 1998 purchase transactions, the Company has not presented pro forma disclosures because the results of operations for these transactions are not material to the Company.

4.   NET INCOME PER SHARE

     The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share data):

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           ------------------------------------
                                                                             1998          1997          1996
                                                                           --------      --------      --------
        Net income (loss) available for common shareholders:
          Net income (loss)                                                $ 88,031      $ 46,551      $(12,980)
          Non-equity dividend                                                  --            --         (16,706)
                                                                           --------      --------      --------
          Net income (loss) available for common shareholders              $ 88,031      $ 46,551      $(29,686)
                                                                           ========      ========      ========

        Weighted average shares:
          Basic weighted average shares                                     102,486        97,595        89,380
          Effect of dilutive securities:
            Stock options                                                     2,813         2,884          --
            Preferred Stock                                                   3,265         4,349          --
                                                                           --------      --------      --------
          Diluted adjusted weighted average shares
             and assumed conversions                                        108,564       104,828        89,380
                                                                           ========      ========      ========
          Basic net income (loss) per share                                $   0.86      $   0.48      $  (0.33)
                                                                           ========      ========      ========
          Diluted net income (loss) per share                              $   0.81      $   0.44      $  (0.33)
                                                                           ========      ========      ========

     Options to purchase 1.5 million shares of common stock with exercise prices ranging between $46.75 and $56.25 per share were outstanding during 1998 but were not included in the computation of diluted net income per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

     The conversion of the Company's 4.25% Convertible Subordinated Notes ("Notes") into approximately 3.5 million shares of common stock was not included in the computation of diluted net income per share because the effect would be antidilutive.

     For additional disclosures regarding the outstanding stock options and the Notes, see "Employee Benefit Plans" and "Credit Arrangements and Obligations."

5.   CREDIT ARRANGEMENTS AND OBLIGATIONS

     On May 31, 1998, the Company acquired a clinical trial supply production and warehouse facility in Livingston, Scotland for a purchase commitment valued at (pound)1.75 million (approximately $2.9 million), with payment due in May, 2001.

     On May 23, 1996, the Company completed a private placement of $143.75 million of 4.25% Convertible Subordinated Notes ("Notes") due May 31, 2000. Net proceeds to the Company amounted to approximately $139.7 million. The Notes are convertible into 3,474,322 shares of Common Stock, at the option of the holder, at a conversion price of $41.37 per share, subject to adjustment under certain circumstances, at any time after August 21, 1996. The Notes are redeemable, at the option of the Company, beginning May 31, 1999. Interest is payable on the notes semi-annually on May 31 and November 30 each year.

     The Company has a $150 million senior unsecured credit facility with a U.S. bank. At the option of the Company, interest is charged at either the bank's prime rate (7.75% at December 31, 1998) or LIBOR rate (5.06563% at December 31,
1998) plus an applicable rate (.2% at December 31, 1998). No balance was outstanding as of December 31, 1998.

     At December 31, 1998, the Company had a (pound)15.0 million (approximately $25.1 million) line of credit which was guaranteed by certain of the Company's U.K. subsidiaries. Interest is charged at the bank's base rate (7.25% at December 31, 1998), plus 1%, with a minimum of 5.5%. The line of credit had an outstanding balance of (pound)0 and (pound)1.5 million (approximately $2.5 million) at December 31, 1998 and 1997, respectively.

     At December 31, 1998, the Company had a (pound)5.0 million (approximately $8.4 million) unsecured line of credit with a second U.K. bank. The line of credit was charged interest at the bank's published base rate (6.25% at December 31, 1998) plus 1.5%. The line of credit had an outstanding balance of (pound).2 million (approximately $.4 million) and (pound)4.7 million (approximately $7.8 million) at December 31, 1998 and 1997, respectively. In accordance with their terms, both of these facilities expired in May 1999.

     In conjunction with the ENVOY transaction, ENVOY's $50.0 million revolving credit facility with a U.S. bank was terminated. ENVOY did not have any amounts outstanding on this facility at December 31, 1998 and 1997.

    In March 1995, Quintiles Scotland Limited, a wholly-owned subsidiary of the Company, acquired assets of a drug development facility in Edinburgh, Scotland from Syntex Pharmaceuticals Limited, a member of the Roche group based in Basel, Switzerland for a purchase commitment valued at (pound)12.5 million (approximately $20.9 million), with payment due in December 1999. In connection with this commitment, the Company has committed to purchasing at December 31, 1998 approximately (pound)2.4 million (approximately $3.5 million) under foreign exchange contracts. The Company is obligated to purchase up to an additional (pound)2.9 million through December 28, 1999 in varying amounts as the daily dollar-to-pound exchange rate ranges between $1.5499 and $1.6800.


Long-term debt and obligation consist of the following (in thousands):

                                                              DECEMBER 31,
                                                        ------------------------
                                                          1998            1997
                                                        --------        --------
   4.25% Convertible Subordinated Notes due 2000        $143,747        $143,750
   Other notes payable .........................             222             624
   Long-term obligations .......................          23,830          20,985
                                                        --------        --------
                                                         167,799         165,359
        Less: current portion ..................          20,978             624
              unamortized issuance costs .......           1,669           2,535
                                                        --------        --------
                                                        $145,152        $162,200
                                                        ========        ========

    Maturities of long-term debt and obligation at December 31, 1998 are as follows (in thousands):


                                    1999             $ 20,978
                                    2000              143,824
                                    2001                2,989
                                    2002                    8
                                                     --------

                                                     $167,799
                                                     ========

    The fair value of the Company's long-term debt approximates carrying value.

6.   INVESTMENTS

     The following is a summary as of December 31, 1998 of held-to-maturity securities and available-for-sale securities by contractual maturity where applicable (in thousands):

                                                         GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED    MARKET
        HELD-TO-MATURITY SECURITIES:        COST         GAINS       LOSSES      VALUE
        ----------------------------        ------      -------      ------      ------
        U.S. Government Securities --
          Maturing in one year or less      $2,990      $    15      $ --        $3,005
        Other                                2,330          217        --         2,547
                                            ------      -------      ------      ------
                                            $5,320      $   232      $ --        $5,552
                                            ======      =======      ======      ======

                                                                     GROSS          GROSS
        AVAILABLE-FOR-SALE                           AMORTIZED    UNREALIZED     UNREALIZED         MARKET
        SECURITIES:                                    COST          GAINS          LOSSES          VALUE
        ------------------                           ---------    ----------     ----------       --------
        U.S. Government Securities --
           Maturing between one and three years       $  6,506      $      2       $     (9)      $  6,499
           Maturing between three and five years        43,584             9           (298)        43,295
           Maturing between five and seven years        13,000            13            (39)        12,974
        State and Municipal Securities --
           Maturing in one year or less                  2,000          --             --            2,000
           Maturing between one and three years          1,568            27           --            1,595
        Equity Securities                                  556          --              (63)           493
        Money Funds                                     25,512          --             (594)        24,918
        Other                                              605          --               (5)           600
                                                      --------      --------       --------       --------
                                                      $ 93,331      $     51       $ (1,008)      $ 92,374
                                                      ========      ========       ========       ========

     The following is a summary as of December 31, 1997 of held-to-maturity and available-for-sale securities by contractual maturity where applicable (in thousands):


                                                                   GROSS        GROSS
        HELD-TO-MATURITY                            AMORTIZED    UNREALIZED   UNREALIZED    MARKET
        SECURITIES:                                   COST         GAINS        LOSSES       VALUE
        ----------------                            ---------    ----------   ----------    ------
        U.S. Government Securities --
           Maturing in one year or less              $ 5,892      $    15      $  --        $ 5,907
           Maturing between one and three years        2,814           16         --          2,830
        State and Municipal Securities --
           Maturing in one year or less                2,688            9         --          2,697
           Maturing between one and three years        2,329           17         --          2,346
        Other                                          2,312           97         --          2,409
                                                     -------      -------      -------      -------
                                                     $16,035      $   154      $  --        $16,189
                                                     =======      =======      =======      =======

                                                                     GROSS          GROSS
        AVAILABLE-FOR-SALE                           AMORTIZED     UNREALIZED     UNREALIZED        MARKET
        SECURITIES:                                     COST         GAINS          LOSSES           VALUE
        ------------------                           ---------     ----------     ----------      --------
        U.S. Government Securities --
           Maturing in one year or less               $  2,499      $   --         $   --         $  2,499
           Maturing between one and three years         52,061          --              (57)        52,004
           Maturing between three and five years         7,000             5           --            7,005
        State and Municipal Securities --
           Maturing in one year or less                  3,060          --             --            3,060
           Maturing between three and five years         2,595            30           --            2,625
        Money Funds                                     30,301          --              (68)        30,233
                                                      --------      --------       --------       --------
                                                      $ 97,516      $     35       $   (125)      $ 97,426
                                                      ========      ========       ========       ========

     The gross realized gains and losses on sales of available-for-sale securities were $81,000 and $210,000, respectively, in 1998. The net adjustment to unrealized holding gains (losses) on available-for-sale securities included as a separate component of shareholders' equity was ($572,000), ($104,000) and $45,000 in 1998, 1997 and 1996, respectively.

7.   ACCOUNTS RECEIVABLE AND UNBILLED SERVICES

     Accounts receivable and unbilled services consist of the following (in thousands):

                                                       DECEMBER 31,
                                               ---------------------------
                                                  1998               1997
                                               ---------         ---------
        Trade:
          Billed                               $ 202,248         $ 157,481
          Unbilled services                      148,310            95,421
                                               ---------         ---------
                                                 350,558           252,902
        Other                                     14,133            11,847
        Allowance for doubtful accounts           (6,372)           (5,591)
                                               ---------         ---------
                                               $ 358,319         $ 259,158
                                               =========         =========


     Substantially all of the Company's accounts receivable and unbilled services are due from companies in the pharmaceutical, biotechnology, medical device, and healthcare industries and are a result of contract research, sales, marketing, healthcare consulting, health information management and EDI services provided by the Company on a global basis. The percentage of accounts receivable and unbilled services by region is as follows:


                                        DECEMBER 31,
                                      ----------------
            REGION                    1998        1997
            ------                    ----        ----
        Americas:
          United States                 58%         54%
          Other                          1           1
                                       ---         ---
              Americas                  59          55
        Europe and Africa:
          United Kingdom                27          31
          Other                         12          13
                                       ---         ---
              Europe and Africa         39          44
        Asia - Pacific                   2           1
                                       ---         ---
                                       100%        100%
                                       ===         ===

8.   ACCRUED EXPENSES

      Accrued expenses consist of the following (in thousands):


                                                        DECEMBER 31,
                                                   ----------------------
                                                     1998          1997
                                                   -------        -------
        Compensation and payroll taxes ....        $50,195        $33,296
        Transaction and restructuring costs            943          2,751
        Other .............................         45,358         40,887
                                                   -------        -------
                                                   $96,496        $76,934
                                                   =======        =======

9.   LEASES

     The Company leases certain office space and equipment under operating leases. The leases expire at various dates through 2049 with options to cancel certain leases at five-year increments. Some leases contain renewal options. Annual rental expenses under these agreements were approximately $40.2 million, $27.9 million and $24.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company leases certain assets, primarily vehicles, under capital leases. Capital lease amortization is included with depreciation and amortization expenses and accumulated depreciation in the accompanying financial statements.

     The following is a summary of future minimum payments under capitalized leases and under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998 (in thousands):


                                                     CAPITAL         OPERATING
                                                     LEASES            LEASES
                                                     --------        --------
                      1999                           $ 13,994        $ 42,924
                      2000                             12,907          35,903
                      2001                                284          26,969
                      2002                                174          21,912
                      2003                                  6          16,815
                    Thereafter                              1          58,604
                                                     --------        --------
           Total minimum lease payments                27,366        $203,127
                                                                     ========
           Amounts representing interest                2,028
                                                     --------
        Present value of net minimum payments          25,338
                  Current portion                      12,692
                                                     --------
        Long-term capital lease obligations          $ 12,646
                                                     ========

10.  INCOME TAXES

     The components of income tax expense are as follows (in thousands):


                                                YEAR ENDED DECEMBER 31,
                                         ------------------------------------
                                           1998          1997          1996
                                         --------       -------      --------
        Current:
          Federal                        $ 41,761       $16,158      $  5,500
          State                             7,473         5,084         2,851
          Foreign                          12,005         6,775         6,686
                                         --------       -------      --------
                                           61,239        28,017        15,037
        Deferred expense (benefit):
          Federal                          (1,186)        6,968           (50)
          Foreign                          (2,379)        2,496         1,938
                                         --------       -------      --------
                                           (3,565)        9,464         1,888
                                         --------       -------      --------
                                         $ 57,674       $37,481      $ 16,925
                                         ========       =======      ========


     The Company has allocated directly to additional paid-in capital approximately $15.6 million in 1998, $21.4 million in 1997 and $2.9 million in 1996 related to the tax benefit from non-qualified stock options exercised.

     The differences between the Company's consolidated tax expense and the expense computed at the 35% U.S. statutory tax rate were as follows (in thousands):


                                                                           YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------
                                                                    1998           1997           1996
                                                                  --------       --------       --------
        Federal taxes at statutory rate                           $ 51,999       $ 30,085       $  2,200
        State and local income taxes, net of federal benefit         4,849          2,375          1,304
        Non-deductible transaction costs                               315           --            7,740
        Non-deductible goodwill amortization                         7,242          7,055          5,447
        Foreign earnings taxed at different rates                   (1,808)           714            518
        Utilization of net operation loss carryforwards             (2,194)          (398)           163
        Non-taxable income                                            (590)        (1,521)          --
        Other                                                       (2,139)          (829)          (447)
                                                                  --------       --------       --------
                                                                  $ 57,674       $ 37,481       $ 16,925
                                                                  ========       ========       ========

     Income before income taxes from foreign operations was approximately $29.3 million, $4.0 million and $24.3 million for the years 1998, 1997 and 1996, respectively. Income from foreign operations was approximately $64.7 million, $35.2 million and $25.5 million for the years 1998, 1997 and 1996, respectively. The difference between income from operations and income before income taxes is due primarily to intercompany charges which eliminate in consolidation. Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $77.9 million at December 31, 1998. Those earnings are considered to be indefinitely reinvested, and accordingly, no U.S. federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various countries.

     The tax effects of temporary differences that give rise to significant portions of deferred tax (assets) liabilities are presented below (in thousands):


                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                              1998             1997
                                                            ---------       ---------
        Deferred tax liabilities:
          Depreciation and amortization                     $  31,255       $  29,896
          Prepaid expenses                                      3,389           1,335
          Other                                                 4,336           3,283
                                                            ---------       ---------
        Total deferred tax liabilities                         38,980          34,514
        Deferred tax assets:
          Net operating loss carryforwards                    (24,817)        (17,930)
          Accrued expenses and unearned income                (15,437)         (8,787)
          Goodwill net of amortization                        (96,460)       (103,527)
          Other                                                (7,135)         (7,353)
                                                            ---------       ---------
        Total deferred tax assets                            (143,849)       (137,597)
        Valuation allowance for deferred tax assets            53,600          55,904
                                                            ---------       ---------
        Net deferred tax assets                               (90,249)        (81,693)
                                                            ---------       ---------
        Net deferred tax (assets) liabilities               $ (51,269)      $ (47,179)
                                                            =========       =========

     The decrease in the Company's valuation allowance for deferred tax assets to $53.6 million at December 31, 1998 from $55.9 million at December 31, 1997 is primarily due to the reduction of prior year valuation allowances relating to net operating loss carryforwards that the Company now believes are more likely than not to be utilized. In connection with the Innovex acquisition, the Company established an initial deferred tax asset of $108 million to reflect the tax benefits arising from the deductibility of goodwill recorded for tax purposes. The Innovex business combination was accounted for as a pooling of interests for financial reporting purposes, and no goodwill was recorded. In addition, the Company recorded a $45.3 million valuation allowance related to this taxable goodwill to reflect uncertainties that might affect the realization of this deferred tax asset. These uncertainties include the projection of future taxable and foreign source income, the interplay of U.S. tax statutes and the Company's ability to minimize foreign tax credit limitations. Based on its analysis, the Company believes it is more likely than not that a portion of the deferred tax asset related to this taxable goodwill will not be recognized. The resulting net asset of $62.7 million was recorded as an increase to additional paid-in capital.

     The Company's deferred income tax expense (benefit) results from the following (in thousands):


                                                                        YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                   1998           1997          1996
                                                                 --------       --------       -------
        Excess (deficiency) of tax over financial reporting:
        Depreciation and amortization                            $ 10,208       $ 13,883       $ 9,753
        Net operating loss carryforwards                           (6,816)        (6,057)       (1,907)
        Valuation allowance reduction                              (2,194)          (636)         --
        Accrued expenses and unearned income                       (6,611)          (874)       (4,368)
        Other items, net                                            1,848          3,148        (1,590)
                                                                 --------       --------       -------
                                                                 $ (3,565)      $  9,464       $ 1,888
                                                                 ========       ========       =======

     The U.K. subsidiaries qualify for Scientific Research Allowances (SRAs) for 100% of capital expenditures on certain assets under the Inland Revenue Service guidelines. For 1998, 1997 and 1996, these allowances were $23 million, $28 million and $11 million, respectively, which helped to generate net operating loss carryforwards of $7 million to be used to offset taxable income in that country. Assuming the U.K. subsidiaries continue to invest in qualified capital expenditures at an adequate level, the portion of the deferred tax liability relating to the U.K. subsidiaries may be deferred indefinitely. The Company recognizes a deferred tax benefit for foreign generated operating losses at the time of the loss, as the Company believes it is more likely than not that the benefit will be realized. The Company has net operating loss carryforwards of approximately $55 million in various entities within the United Kingdom which have no expiration date and has over $10 million of net operating loss carryforwards from various foreign jurisdictions which have different expiration periods. In addition, the Company has approximately $18.6 million of U.S. state operating loss carryforwards which expire through 2012 and has approximately $3 million of U.S. federal operating loss carryforwards which begin to expire in 2005.

11. EMPLOYEE BENEFIT PLANS

    The Company has numerous employee benefit plans that cover substantially all eligible employees in the countries in which the plans are offered. Contributions are primarily discretionary, except in some countries where contributions are contractually required. Plans include Approved Profit Sharing Schemes in the U.K. and Ireland that are funded with Company stock, a defined contribution plan funded by Company stock in Australia, Belgium and Canada, defined contribution plans in Belgium, Holland, Sweden, and Great Britain, a profit sharing scheme in France, and defined benefit plans in Germany and the U.K. The defined benefit plan in Germany is an unfunded plan, which is provided for in the balance sheet. In addition, the Company sponsors a supplemental non-qualified deferred compensation plan, covering certain management employees.

    The Company sponsors a leveraged Employee Stock Ownership Plan (the "ESOP") for all eligible employees. In 1992, the Company loaned the ESOP approximately $2.0 million to purchase 413,222 shares of Company common stock. As of December 31, 1997, the loan was repaid. In connection with its acquisition of BRI, the Company merged the existing BRI ESOP, also a leveraged plan, into the Company's ESOP effective September 1, 1997. During 1998, the ESOP borrowed approximately $4.0 million from the Company to purchase 100,000 shares of Company Common Stock. The ESOP's trustee holds such shares in suspense and releases them for allocation to participants as the loan is repaid. The Company's contributions to the ESOP are used to repay the loan principal and interest.

    Compensation expense for the Company's contributions to the ESOP totaled $1,743,000, $568,000, and $585,000 in 1998, 1997, and 1996, respectively. As of
December 31, 1998 and 1997, 1,520,950 and 1,773,000 shares, respectively, were allocated to participants. Shares unallocated and held in suspense as of December 31, 1998, totaled 172,740 and had a fair value of $9.2 million.

    The Company has an employee savings and investment plan (401(k) Plan) available to all eligible employees meeting certain specified criteria. The Company matches employee deferrals at varying percentages, set at the discretion of the Board of Directors. For the years ended December 31, 1998, 1997 and 1996, the Company expensed $3.4 million, $2.1 million, and $1.1 million., respectively, as matching contributions.

    The Company has an Employee Stock Purchase Plan (the "Purchase Plan"), which is intended to provide eligible employees an opportunity to acquire the Company's Common Stock. Participating employees have the option to purchase shares at 85% of the lower of the closing price per share of common stock on the first or last day of the calendar quarter. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. During 1998, 1997 and 1996, 141,727 shares, 84,522 shares and 9,576 shares, respectively, were purchased under the Purchase Plan. At December 31, 1998, 285,163 shares were available for issuance under the Purchase Plan.

     The Company has stock option plans to provide incentives to eligible employees, officers and directors in the form of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock. The Board of Directors determines the option price (not to be less than fair market value for incentive options) at the date of grant. Options, particularly those assumed or exchanged as a result of acquisitions, have various vesting schedules and expiration periods. The majority of options granted under the Executive Compensation Plan typically vest 25% per year over four years expiring ten years from the date of grant.

     Stock option activity during the periods indicated is as follows:


                                                              Weighted-Average
                                                 Number        Exercise Price
                                               ----------     ----------------
        Outstanding at December 31, 1995        6,113,116       $    6.79
          Granted                               4,875,318           32.29
          Exercised                            (1,524,894)           2.51
          Canceled                               (728,752)          23.83
                                               ----------
        Outstanding at December 31, 1996        8,734,788           12.62
          Granted                               3,206,831           31.69
          Exercised                            (2,075,369)           6.76
          Canceled                               (530,734)          20.77
                                               ----------
        Outstanding at December 31, 1997        9,335,516           20.02
          Granted                               3,148,054           43.26
          Exercised                            (1,535,542)          12.38
          Canceled                               (728,087)          25.40
                                               ----------
        Outstanding at December 31, 1998       10,219,941       $   27.99


     Pro forma information regarding net income and net income per share is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement No. 123. The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $16.07, $12.64 and $5.83 per share, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:


                                            Employee Stock Options              Employee Stock Purchase Plan
                                         ----------------------------          ------------------------------
                                         1998        1997        1996          1998          1997        1996
                                         ----        ----        ----          ----          ----        ----
Expected dividend yield                     0%          0%          0%            0%            0%        --

Risk-free interest rate                   4.8%        5.9%        6.0%          4.9%          5.1%        --

Expected volatility                      42.0%       41.0%       40.0%         40.0%         34.4%        --

Expected life (in years from vest)       1.35        1.20        1.10          0.25          0.25         --

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are transferable. All available option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The Company's pro forma information follows (in thousands, except for net income per share information):


                                                                  Year Ended December 31,
                                                             ---------------------------------
                                                               1998         1997        1996
                                                             --------     --------    --------
            Pro forma net income (loss) available for
               common shareholders                           $ 69,714     $ 34,458    $(38,143)
            Pro forma basic net income (loss)  per share         0.68         0.35       (0.43)
            Pro forma diluted net income (loss) per share    $   0.64     $   0.33    $  (0.43)


     Selected information regarding stock options as of December 31, 1998 follows:

                                  Options Outstanding                                               Options Exercisable
    -------------------------------------------------------------------------------        ------------------------------------
    Number of        Exercise Price       Weighted-Average         Weighted-Average        Number of           Weighted-Average
     Options              Range            Exercise Price           Remaining Life          Options             Exercise Price
    ---------        ---------------      ----------------         ----------------        ---------           ----------------
     2,371,966       $ 0.20 - $ 8.58          $ 6.66                    5.6                   585,256             $  4.77
     2,118,068       $ 8.75 - $26.37           19.00                    7.3                   308,640               16.56
     2,130,132       $26.59 - $36.25           33.00                    7.8                   715,467               32.36
     1,988,200       $36.32 - $43.06           38.19                    8.6                 1,005,622               38.23
     1,611,575       $43.13 - $56.25           51.68                    9.7                    14,888               47.39
     ---------                                                                              ---------
    10,219,941                                $28.03                    7.7                 2,629,873             $ 26.69
    ==========                                                                              =========


12.  OPERATIONS BY GEOGRAPHIC LOCATION

     The table below presents the Company's operations by geographical location. The Company attributes revenues to geographical locations based upon (1) customer service activities, (2) operational management, (3) business development activities and (4) customer contract coordination. The Company's operations within each geographical region are further broken down to show each country which accounts for 10% or more of the totals. (in thousands)


                                            1998           1997            1996
                                         ----------      ----------      --------
        Net revenue:
          Americas:
            United States                $  767,440      $  555,025      $346,678
            Other                            15,078           7,325         2,908
                                         ----------      ----------      --------
                  Americas                  782,518         562,350       349,586
          Europe and Africa:
            United Kingdom                  340,345         252,043       200,999
            Other                           232,047         170,248       142,058
                                         ----------      ----------      --------
                  Europe and Africa         572,392         422,291       343,057
          Asia-Pacific:                      28,804          22,693        12,711
                                         ----------      ----------      --------
                                         $1,383,714      $1,007,334      $705,354
                                         ==========      ==========      ========
        Long-lived assets:
          Americas:
            United States                $   95,067      $   72,385      $ 51,035
            Other                             1,544           1,130           460
                                         ----------      ----------      --------
                  Americas                   96,611          73,515        51,495
          Europe and Africa:
            United Kingdom                  148,384         116,529        79,374
            Other                            20,713          15,330        11,353
                                         ----------      ----------      --------
                  Europe and Africa         169,097         131,859        90,727
          Asia-Pacific:                       5,374           2,414         1,947
                                         ----------      ----------      --------
                                         $  271,082      $  207,788      $144,169
                                         ==========      ==========      ========

13.  SEGMENTS

     The following table presents the Company's operations by reportable segment. The Company is managed through three reportable segments, namely, the product development service group, the commercialization service group and the QUINTERNET(TM) informatics service group. Management has distinguished these segments based on the normal operations of the Company. The product development group is primarily responsible for all phases of clinical research and outcomes research consulting. The commercialization group is primarily responsible for sales force deployment and strategic marketing services. The QUINTERNET(TM) informatics group is primarily responsible for electronic data interchange and related informatics and includes primarily ENVOY. The Company does not include non-recurring costs ($20.3 million, $27.0 million and $40.5 million in 1998, 1997 and 1996, respectively), interest income (expense) and income tax expense (benefit) in segment profitability. Overhead costs are allocated based upon management's best estimate of efforts expended in managing the segments. There are not any significant intersegment revenues. (in thousands)


                                                           1998            1997            1996
                                                        ----------      ----------      --------
        Net revenue:
         Product development                            $  702,763      $  513,665      $415,561
         Commercialization                                 496,178         356,064       199,221
         QUINTERNET(TM) informatics                        184,773         137,605        90,572
                                                        ----------      ----------      --------
                                                        $1,383,714      $1,007,334      $705,354
                                                        ==========      ==========      ========
        Income from operations:
         Product development                            $   79,306      $   51,551      $ 41,352
         Commercialization                                  47,298          37,685        18,208
         QUINTERNET(TM) informatics                         43,506          24,441        11,032
                                                        ----------      ----------      --------
                                                        $  170,110      $  113,677      $ 70,592
                                                        ==========      ==========      ========
        Total assets:
         Product development                            $  751,069      $  609,040      $410,135
         Commercialization                                 267,091         213,519       150,106
         QUINTERNET(TM) informatics                        183,519         166,625       156,368
                                                        ----------      ----------      --------
                                                        $1,201,679      $  989,184      $716,609
                                                        ==========      ==========      ========
        Expenditures to acquire long-lived assets:
         Product development                            $   77,468      $   68,219      $ 31,782
         Commercialization                                  18,349          11,510         9,477
         QUINTERNET(TM) informatics                          6,186           8,744         5,356
                                                        ----------      ----------      --------
                                                        $  102,003      $   88,473      $ 46,615
                                                        ==========      ==========      ========
        Depreciation and amortization expense:
         Product development                            $   33,069      $   20,359      $ 14,841
         Commercialization                                  22,681          17,864        11,168
         QUINTERNET(TM) informatics                         36,155          34,431        25,497
                                                        ----------      ----------      --------
                                                        $   91,905      $   72,654      $ 51,506
                                                        ==========      ==========      ========

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of unaudited quarterly results of operations (in thousands, except per share amounts):


                                                                  YEAR ENDED DECEMBER 31, 1998
                                            ----------------------------------------------------------------
                                              FIRST            SECOND             THIRD              FOURTH
                                            QUARTER           QUARTER            QUARTER            QUARTER
                                            --------          --------           --------           --------
           Net revenue                      $309,068          $335,759           $357,985           $380,902
           Income from operations             30,971            35,526             40,390             42,964
           Net income available for
             common shareholders              18,872            21,012             23,744             24,403
           Basic net income per share           0.19              0.21               0.23               0.24
           Diluted net income per share     $   0.17          $   0.19           $   0.22           $   0.22
           Range of stock prices         $34.000-52.428    $42.250-53.500     $33.375-52.000     $41.000-56.875


                                                                  YEAR ENDED DECEMBER 31, 1997
                                            ----------------------------------------------------------------
                                              FIRST            SECOND             THIRD              FOURTH
                                            QUARTER           QUARTER            QUARTER            QUARTER
                                            --------          --------           --------           --------
           Net revenue                      $224,015          $239,352           $255,307           $288,660
           Income from operations             18,560            22,204             18,215             27,658
           Net income available for
             common shareholders               9,299            12,048              9,671             15,533
           Basic net income per share           0.10              0.12               0.10               0.16
           Diluted net income per share     $   0.09          $   0.12           $   0.09           $   0.15
           Range of stock prices         $26.625-39.000    $21.500-35.000     $35.032-43.688     $31.000-43.500


15.  SUBSEQUENT EVENTS

     On January 1, 1999, the Company acquired substantial assets of HMR's Kansas City-based Drug Innovation and Approval facility for approximately $93 million in cash, most of which is expected to be paid in the second half of 1999 when the acquisition of the physical facility is completed. As a part of this transaction, the Company was awarded a $436 million contract for continued support and completion of ongoing HMR development projects over a five-year period. In addition, HMR will offer the Company the opportunity to provide all U.S. outsourcing services up to an additional $144 million over the same period.

     On February 12, 1999, Kenneth Hodges ("Plaintiff") filed a civil lawsuit naming as defendants Richard L. Borison, Bruce I. Diamond, 14 pharmaceutical companies and Quintiles Laboratories Limited, a subsidiary of the Company. The complaint alleges that certain drug trials conducted by Drs. Borison and Diamond in which plaintiff alleges he participated between 1988 and 1996 were not properly conducted or supervised, that Plaintiff had violent adverse reactions to many of the drugs and that his schizophrenia was aggravated by the drug trials. Consequently, Plaintiff alleges that he was subject to severe mortification, injured feelings, shame, public humiliation, victimization, emotional turmoil and distress. The compliant alleges claims for battery, fraudulent inducement to participate in the drug experiments, medical malpractice, negligence in conducting the experiments, and intentional infliction of emotional distress. Plaintiff seeks to recover his actual damages in unspecified amounts, medical expenses, litigation costs, and punitive damages. Nowhere in the complaint are found any specific allegations against Quintiles Laboratories Limited nor any specific factual connection between the Company and the Plaintiff's claims. The Company believes the claims alleged against it are vague and meritless, and the recovery sought is baseless. The Company intends to vigorously defend against these claims.

     On February 17, 1999, the Company acquired Oak Grove, a leader in providing current Good Manufacturing Practice compliance services to the pharmaceutical, biotechnology and medical device industries. The Company acquired Oak Grove in exchange for 87,948 shares of the Company's Common Stock. The acquisition of Oak Grove is expected to be accounted for as a purchase.

     On March 29, 1999, the Company acquired PMSI and its core company, Scott-Levin, a leader in pharmaceutical market information and research services in the U.S. The Company acquired PMSI in exchange for approximately 4,993,787 shares of the Company's Common Stock. Outstanding PMSI options became options to acquire approximately 440,426 shares of the Company's Common Stock. In addition, the Company agreed to pay contingent value payments to former PMSI stockholders who deferred receipt of one-half of the shares of the Company's Common Stock they were entitled to receive in the transaction until June 14, 1999. The right to receive contingent value payments terminated in accordance with the merger agreement. Accordingly, no contingent value payments were payable to any former PMSI shareholder. The acquisition of PMSI will be accounted for as a purchase.

     Three class action complaints were filed in 1998, and later consolidated into a single action, against ENVOY and certain of its executive officers. The complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, and also asserts additional claims under Tennessee common law for fraud and negligent misrepresentation. The complaint alleges, among other things, that ENVOY failed to disclose that its financial statements were not prepared in accordance with generally accepted accounting principles due to the improper write-off of certain acquired in-process technology, resulting in ENVOY's stock trading at allegedly artificially inflated prices. The plaintiffs in this action seek unspecified compensatory damages, attorney's fees and other relief. ENVOY believes that these claims are without merit and intends to defend the allegations vigorously. Neither the likelihood of an unfavorable outcome nor the amount of the ultimate liability, if any, with respect to these claims can be determined at this time.

     On May 19, 1999, the Company acquired Minerva Medical plc ("Minerva"), a Scotland-based clinical research organization. The Company acquired Minerva in exchange for 1,143,625 shares of the Company's Common Stock. The acquisition of Minerva was accounted for as a pooling of interests. However, the consolidated financial statements have not been restated to include Minerva.

     On June 3, 1999, the Company acquired SMG Marketing Group Inc. ("SMG"), a Chicago-based healthcare market information company. The Company acquired SMG in exchange for 1,170,291 shares of the Company's Common Stock. The acquisition of SMG was accounted for as a pooling of interests. However, the consolidated financial statements have not been restated to include SMG.

Item 7.    Financial Statements and Exhibits

(c)      Exhibits

Exhibit Number                  Description of Exhibit
--------------                  ----------------------

23.01                           Consent of Arthur Andersen LLP
23.02                           Consent of Ernst & Young LLP
23.03                           Consent of Ernst & Young LLP
27.01                           Restated Financial Data Schedule (SEC Use Only)
27.02                           Restated Financial Data Schedule (SEC Use Only)
27.03                           Restated Financial Data Schedule (SEC Use Only)
27.04                           Restated Financial Data Schedule (SEC Use Only)
27.05                           Restated Financial Data Schedule (SEC Use Only)
27.06                           Restated Financial Data Schedule (SEC Use Only)
27.07                           Restated Financial Data Schedule (SEC Use Only)
27.08                           Restated Financial Data Schedule (SEC Use Only)
99.01                           Report of Ernst & Young LLP

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                QUINTILES TRANSNATIONAL CORP.


                                By:  /s/ Rachel R. Selisker

Dated: July 19, 1999                 Rachel R. Selisker
                                     Chief Financial Officer and Executive Vice
                                     President Finance

                                  EXHIBIT INDEX


Exhibit Number                  Description of Exhibit
--------------                  ----------------------

23.01                           Consent of Arthur Andersen LLP
23.02                           Consent of Ernst & Young LLP
23.03                           Consent of Ernst & Young LLP
27.01                           Restated Financial Data Schedule (SEC Use Only)
27.02                           Restated Financial Data Schedule (SEC Use Only)
27.03                           Restated Financial Data Schedule (SEC Use Only)
27.04                           Restated Financial Data Schedule (SEC Use Only)
27.05                           Restated Financial Data Schedule (SEC Use Only)
27.06                           Restated Financial Data Schedule (SEC Use Only)
27.07                           Restated Financial Data Schedule (SEC Use Only)
27.08                           Restated Financial Data Schedule (SEC Use Only)
99.01                           Report of Ernst & Young LLP